EXHIBIT 10.2


                               ASSET PURCHASE AND
                         LIABILITY ASSUMPTION AGREEMENT

          AGREEMENT, dated as of June 14, 2002, by and between UNION STATE BANK, a New York State Banking Association with its principal office located at 100 Dutch Hill Road, Orangeburg, New York 10962 ("Buyer"), and FOURTH FEDERAL SAVINGS BANK, a Federally Chartered Savings Association with its principal offices located at The Fourth Federal Building, 325 Hamilton Avenue, White Plains, New York 10601-1715 ("Seller").

                                   WITNESSETH:

          WHEREAS, Seller operates the branch office listed in Exhibit A hereto (hereinafter referred to as the "Branch Office");

          WHEREAS, Seller desires to transfer and Buyer desires to acquire certain of the assets and assume the deposits and certain other liabilities of the Seller's Branch Office, including, certain contractual rights associated with the Branch Office, all of the fixtures and personal property located at the Branch Office and cash on hand at the Branch Office;

          NOW THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

          For the purposes of this Agreement, the definitions in this Article I and elsewhere in this Agreement shall apply:

          (a) "Account Loans" shall have the meaning set forth in Article IV(b).

          (b) "Assets" shall have the meaning set forth in Article IV.

          (c) "Assumption Funds" shall have the meaning set forth in Article
V(a).


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          (d) "Branch Office" means the Branch Office of Seller listed on
Exhibit A hereto.

          (e) "Closing Date" shall have the meaning set forth in Article VI(a).

          (f) "Cut-Off Date" shall have the meaning set forth in Article II(c).

          (g) "Environmental Laws" means all applicable federal, state and local laws and regulations and rules relating to pollution or discharge of hazardous substances into the environment.

          (h) "Lease" shall have the meaning set forth in Article III.

          (i) "Six Percent (6%) Liabilities" shall have the meaning set forth in
Article II(a).

          (j) "Three Percent (3%) Liabilities" shall have the meaning set forth in Article II(b).

          (k) "Liabilities" shall have the meaning set forth in Article II(c).

          (1) "Operating Assets" shall have the meaning set forth in Article IV(c).

          (m) "Records" shall have the meaning set forth in Article VI(c).

          (n) "Regulatory Approvals" shall have the meaning set forth in Article X(a).

          (o) "Material Adverse Effect" shall have the meaning set forth in
Article VII(c).

          (p) "Market Areas" shall have the meaning set forth in Article XIV(b)(5).

          (q) "Contract" shall have the meaning set forth in Article II(d).

          (r) "Deposit Accounts" shall have the meaning set forth in Article II
(a) and (b).

          (s) "ERISA" shall mean the Employee Retirement Income Security Act as most currently amended.

          (t) "Excluded Deposits" shall have the meaning set forth in Article II(e)(i).

          (u) "Purchase Price" shall mean the amount payable by Seller to Buyer calculated in accordance with Article V.


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                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES
                            -------------------------

          Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to assign, and Buyer agrees to assume liability on the Closing Date for:

          (a) Six-Percent Liabilities - Those certain Deposit Accounts maintained at or for the Branch Office (except for Excluded Deposits) as the same shall exist on the Closing Date, together with interest accrued thereon through the Closing Date (the "Six Percent (6%) Liabilities") as more fully identified on Exhibit B and detailed on Exhibit B(a) and Exhibit B(b).

          (b) Three-Percent Liabilities - Those certain Deposit Accounts maintained at or for the Branch Office (except for Excluded Deposits) as the same shall exist on the Closing Date, as defined in Article VI hereof, together with interest accrued thereon through the Closing Date (the "Three Percent (3%) Liabilities") as more fully identified on Exhibit B-1.

          (c) Said Six Percent (6%) and Three Percent (3%) Liabilities on Exhibit B and Exhibit B-1, respectively, which total approximately $18,567,031.70 as of June 6, 2002, are collectively referred to as "Liabilities". Exhibit B and Exhibit B-1 shall be updated as of a date agreed upon by the parties which date shall be within ten (10) business days prior to the Closing Date (the "Cutoff Date"). Exhibit B and Exhibit B-1 shall be further updated by Seller as of the Closing Date and delivered by Seller to Buyer within fifteen (15) days after the Closing Date. In connection with the assumption by Buyer of the Liabilities, Seller shall transfer and deliver to Buyer as of the Closing Date the originals of all records, documents and information relating to the Liabilities, including such as shall be necessary to enable Buyer to comply with any applicable tax withholding requirements relating to the Liabilities.

          (d) Contracts and Other Obligations - Contractual obligations assumable by Buyer without penalty and related to the operation of the Branch Office and any other obligations

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assumed by Buyer associated with the Assets, as defined below, are described on
Exhibit C hereto. Exhibit C shall also include any other agreements not otherwise assumed affecting the occupancy of the Branch Office or which restrict the use of the Branch Office. Seller shall, upon execution of this Agreement, provide copies of the Contracts identified on Exhibit C. For purposes of this Agreement, Contracts shall mean those agreements set forth on Exhibit C including the Lease herein. Exhibit C shall be further updated as of the Closing Date and delivered by Seller to Buyer at Closing.

          (e) No Assumption of Other Liabilities - Except for the liabilities specifically assumed as set forth in Article II(a), (b) and (c) of this Agreement, Buyer is not assuming any other liabilities or obligations, whether or not the same is in any way involved, either directly or indirectly, with the operation by Seller of its business or to which Seller may have become a party or liable by reason of its business. Liabilities not assumed include, but are not limited to, the following:

          (i) Excluded Deposits which shall mean those Liabilities not included in Exhibit B and B-1;

          (ii) Seller's cashier checks, money orders, interest checks and expense checks issued prior to the Closing Date, consignments of U.S. Government bonds, if any, and any and all traveler's checks;

          (iii) liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings existing at the time of or arising out of or relating to acts, events or omissions to act that occurred at or prior to the Closing Date;

          (iv) liabilities of Seller for or under any data processing contracts; and

          (v) other equipment leases not specifically assumed by Buyer as listed on Exhibit


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                                   ARTICLE III

                                  BRANCH LEASE
                                  ------------

          The consummation of the transactions contemplated by this Agreement is expressly conditioned upon the execution and delivery, on the Closing Date, of an assignment of the lease for the Branch Office which lease shall be in the form set forth at Exhibit H (the "Lease") and the compliance by Seller with all conditions precedent set forth in said Lease or alternatively a new lease between Landlord and Buyer.

                                   ARTICLE IV

                               PURCHASE OF ASSETS
                               ------------------

          On the Closing Date, Buyer shall purchase, acquire and accept, and Seller shall sell, transfer, convey, assign and deliver to Buyer all of the right, title and interest of Seller, free and clear of all liabilities, obligations which are associated with account loans, liens and encumbrances, with the exception of those liabilities and obligations described on Exhibit C and Exhibit E hereto, upon the terms and subject to the conditions hereinafter set forth, in the following assets (the "Assets"):

          (a) Operating Assets - The personal property, office equipment and fixtures and improvements located in and being on the premises of the Branch Office as of the date hereof and which are described in detail on Exhibit D hereto ("Operating Assets"), less items disposed of in the ordinary course of business consistent with past practice. Exhibit D shall be further updated as of the Closing Date and delivered by Seller to Buyer on the Closing Date. The purchase price of the Operating Assets described on Exhibit D shall be $-0-.

          (b) Account Loans - All loans and lines of credit secured by or associated with the Liabilities maintained at or for the Branch Office and which are identified on Exhibit E hereto together with accrued interest thereon ("Account Loans"), which Exhibit shall be updated as of the Cut-Off Date and such updated Exhibit shall be delivered by Seller to Buyer on the Closing

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Date, and shall be further updated as of the Closing Date and delivered by
Seller to Buyer, within fifteen (15) days after the Closing Date. Buyer reserves the right to examine the credit file and credit reports related to the Account Loans and, upon thirty (30) days prior notice to Seller prior to the Closing Date, to delete such Account Loans as do not meet Buyer's reasonable credit criteria. The purchase price for the Account Loans shall be an amount equal to the outstanding principal balance for such Account Loans on the Closing Date plus accrued interest. To the extent that there are any late charges or fees owed through the Closing Date for the Account Loans purchased by Buyer, then Buyer shall remit to Seller within ten (10) days after receipt of such charges or fees such late charges and/or fees actually collected and which were due and owing with respect to the purchased Account Loans as of the Closing Date.

                                    ARTICLE V

                PAYMENT FOR ASSETS AND ASSUMPTION OF LIABILITIES
                ------------------------------------------------

          (a) On the Closing Date, Seller shall pay to Buyer the Purchase Price ("Purchase Price") by wire transfer of immediately available funds in an amount equal to:

                            (1) The total outstanding balance of the Liabilities at the Closing Time plus the net amount of any pro rata items owed by Seller to Buyer under Article V(c) below, if any, less

                            (2) the sum of (i) the amount of the purchase price of the Operating Assets and the Account Loans determined in accordance with Article IV, (ii) the amount of any cash on hand at the Branch Office to be transferred to Buyer on the Closing Date, (iii) the net amount of any prorated items owed by Buyer to Seller under Article V(c) below, (iv) a premium equal to six (6.00%) percent of the total outstanding balance amount of liabilities described in Exhibit B as of the Closing Date, (v) a premium equal to


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                            three (3.0%) percent of the total outstanding
                            balance amount of liabilities described in Exhibit B-1 as of the Closing Date and (vi) the amount of all security or other deposits paid by Seller in connection with any contractual obligations, as set forth in Exhibit C hereto, and assumed by Buyer on the Closing Date. The funds being transferred from Seller to Buyer pursuant to this Article V(a) are hereinafter referred to as the "Assumption Funds". The amount of Assumption Funds to be paid on the Closing Date shall be based upon the respective balances of the Liabilities and Assets on the Cut-Off Date, provided that the amount of the Assumption Funds shall be subsequently adjusted pursuant to paragraph (d) below.

          (b) Notwithstanding the provisions of Paragraph (a) above, in the event the amount of the Liabilities is less than $16.0 million as of the Closing Date, Buyer shall have the right but not the obligation to terminate this Agreement without any further liabilities or obligations to perform hereunder. In the event that the Liabilities are in excess of $20.0 million, Buyer's obligations hereunder shall remain in effect, however, there shall be no premium paid on any amount of Liabilities which exceed $20.0 million.

          (c) Pro rationing - Federal deposit insurance premiums, insurance premiums, taxes withheld, collected from or payable on behalf of employees; and other amounts both payable and/or receivable and equipment, alarm, and other service agreement costs with respect to the Branch Office premises, including accrued interest, if any, shall be prorated as of the Closing Date on the basis of a 365 day year and reflected on the Closing Statement as set forth below. Any items susceptible of being prorated but which cannot be prorated by the Closing Date shall be prorated as soon as the requisite information is available and shall be paid within fifteen (15) days thereafter by the appropriate party to the other party.


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          (d) Post-Closing Adjustments - The actual Assumption Funds will be calculated based upon the respective balances of the Liabilities and Assets as of the Closing Date, as soon as the requisite information is available. An amount equal to the difference between the Assumption Funds transferred on the Closing Date and the amount of Assumption Funds determined to be actually due from Seller to Buyer or Buyer to Seller, as the case may be, (the "Post-Closing Adjustments") shall be transferred, together with interest accrued thereon from the Closing Date at the Federal Funds rate, which shall be determined by the average of the high and low rates quoted for overnight Federal Funds in the "Money Rates" column of the Wall Street Journal on the Closing Date, to Seller from Buyer or to Buyer from Seller, as the case may be and shall be paid by wire transfer of immediately available funds. The Post-Closing Adjustments shall be calculated and paid at a mutually agreed upon time and place within twenty (20) days after the Closing Date.

          (e) Adjustment to Assumption Funds - An appropriate adjustment to the amount of Assumption Funds shall be made in the event that a good faith error in calculating the amount of the Liabilities or Assets is discovered within ninety
(90) days after the Post-Closing Adjustments referred to in paragraph V(d) above.

                                   ARTICLE VI

                        CLOSING AND TRANSITIONAL MATTERS
                        --------------------------------

          (a) Closing - The closing of the transactions contemplated by this Agreement shall take place within 30 days following the date on which all of the regulatory approvals referred to in Article X(a) of this Agreement shall have been obtained, all applicable waiting periods have expired or on such other date as shall be mutually agreed to by the parties hereto (the "Closing Date").

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


          The closing shall take place at the offices of Buyer at 10:00 a.m., Eastern Time, on the date set forth above or at such other time and place as shall be mutually agreed to by the parties hereto. Seller and Buyer agree to diligently and in good faith take all actions prescribed by this Agreement to effect consummation of the transactions contemplated by this Agreement by on or before October 31, 2002 (the "target date"). The closing of this transaction by the "target date" shall not, however, be binding nor enforceable by either Seller or Buyer. The provisions of this Agreement relating to the Closing Date shall, in all events, be applicable.

          (b) Closing Payment - The amount of the Assets and Liabilities to be transferred pursuant to this Agreement shall be determined as of the Closing Date, and the assumption of the Liabilities and the transfer of the Assets shall be deemed to take place immediately upon the close of business on the Closing Date.

          (c) Closing Statement - Calculation of the payment for Assets and assumption of Liabilities shall be set forth on a Closing Statement. Seller shall afford Buyer and its accountants and attorneys the opportunity to review all work papers and documents used by Seller in preparing the Closing Statement.

          (d) Transfer of Records and Retention of Records - On the Closing Date, Seller shall transfer, assign and deliver to Buyer such of the following records (the "Records") pertaining to the Liabilities as exist in whatever form or medium such records are maintained by Seller on the Closing Date: (i) signature cards, orders and contracts between Seller and depositors, and records of similar character, (ii) deposit slips and cancelled checks or withdrawal orders representing charges to depositors, (iii) individual retirement account ("IRA") and Keogh documents and authorization for IRA and Keogh customers, (iv) special customer authorizations, including stop payments, other account holds, wire transfer instructions and automatic transfers, (v) organization and business account resolutions and authorizations, (vi) passbook loan contracts,

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collateral, and related documents, (vii) overdraft line of credit contracts and related documents, (viii) copies of tax identification numbers, copies of ACH origination forms and records and such other records as may be reasonably requested by Buyer. Seller shall be entitled to retain copies of Records.

          Buyer acknowledges and agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the records of account referred to above for the joint benefit of Seller and Buyer, and that, with respect to transactions occurring on or before the Closing Date and involving the Liabilities, it will provide to Seller or its designated representatives, upon request, at any reasonable time and from time to time, information concerning the records of account and/or extracts therefrom or copies thereof. Seller and Buyer each acknowledge and agree that they shall provide to the Internal Revenue Service (IRS), to the extent required by law, Form 1099's with respect to each accountholder in respect of the Liabilities for the periods during which Seller and Buyer respectively administer such Liabilities. At all times each party shall preserve and maintain the confidentiality of all such records of account and other depositor or customer information in accordance with customary banking practice and all applicable federal and state laws, rules and regulations.

          (e) Checking Accounts/Notice to Depositors - In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by depositors or holders of the Liabilities, Seller shall after receipt of all regulatory approvals and, not less than thirty (30) days prior to the Closing Date, provide notice to depositors or holders of Liabilities by letter in a form reasonably acceptable to Buyer and in compliance with applicable law and regulations, notifying the depositor or holder of Liabilities of the pending transfer of his or her account pursuant to this Agreement and subject to closing requirements. Buyer, provided that Seller has provided Buyer

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with customer deposit information in a readable format, at its cost and expense, on or immediately after the Closing Date, shall prepare and mail, and Seller shall cooperate with Buyer in connection therewith, to each depositor or other holder of a Liability, as appropriate, (i) a letter prepared by Buyer and reasonably acceptable to Seller notifying each such depositor or holder of the transfer of his or her account pursuant to this Agreement and requesting where appropriate that effective on a future date at some reasonable time after the Closing Date such depositor or holder cease writing checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint
(including name and transit routing number) against any such account, and that such depositor or holder destroy unused checks and withdrawal orders of Seller, and (ii) as appropriate, signature cards and checks and withdrawal order forms of Buyer with instructions to utilize the checks or withdrawal orders of Buyer from the designated date forward.

          (f) Routing of Checks - On or before the Closing Date, Seller and Buyer shall cooperate and shall take all such action as is necessary to arrange for the direct routing to Buyer through the check clearing system of the banking industry, effective immediately after the Closing Date, of all checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) and relating to the Liabilities. In the event that after the Closing Date, Seller shall receive any such checks, drafts or withdrawal orders through the check clearing system of the banking industry, Seller shall immediately forward to Buyer or Buyer's agent to a location designated by Buyer, at the cost and expense of Buyer, by courier service, overnight delivery service, or such other means as Buyer shall reasonably request, all such checks, drafts, and withdrawal orders for processing by Buyer. Seller's obligations hereunder shall terminate on the expiration of 120 days from the Closing Date.

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          (g) Payment of Checks - Following the Closing Date, Buyer agrees to pay in accordance with law and customary banking practices all properly drawn checks, drafts and withdrawal orders presented to Buyer by mail, over the counter, through the check clearing system of the banking industry, and/or in the manner set forth below, by depositors or holders of the Liabilities, whether drawn on the checks, drafts or withdrawal order forms provided by Seller or by Buyer, and in all other respects, to discharge after the Closing Date, in the usual course of the banking business, all duties and obligations with respect to the balances due and owing to the depositors or holders of the Liabilities.

          (h) Demand for Payment from Seller - If any such depositors or holders, instead of accepting the obligation of Buyer to pay the Liabilities assumed by Buyer pursuant to this Agreement, shall demand payment from Seller for all or any part of such assumed Liabilities, Seller shall refer all such depositors or holders to Buyer in the manner and with such instructions, if any, as shall be hereafter established by Seller and Buyer, and Buyer shall thereupon be responsible for making such payment (if still demanded) to such depositor or holder. If any of such depositors or holders after the Closing Date shall present to Seller, whether in person by mail, or otherwise, a check, draft or withdrawal order drawn against any of the Liabilities, Seller shall refer such depositor or holder, or deliver such check, draft or withdrawal order, to Buyer as set forth above. Buyer shall pay all such properly drawn checks, drafts and withdrawal orders as set forth above and shall promptly reimburse Seller for all expenses paid and charges incurred, if any, by Seller with respect to all such properly drawn checks, drafts and withdrawal orders. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Buyer.

          (i) Direct Deposits - Seller shall provide all information and take all steps required to be taken by it that are reasonably necessary for Buyer to effect the transfer of any direct deposit

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arrangement affecting any of the Liabilities and shall promptly pay to Buyer any funds received by Seller which are intended to be credited to any such Liability. Buyer shall complete all actions necessary to effect the transfer of such direct deposit arrangements within 60 days of the Closing Date. Seller shall have the right to return to the payor any direct deposit item received by it subsequent to 60 days after the Closing Date, or such other time period as Buyer and Seller may mutually agree upon.

          (j) Notice to Customers - Seller shall cooperate and use commercially reasonable efforts to assist in the transfer to Buyer of the Liabilities, Account Loans, Leasehold and Operating Assets, and shall take all actions necessary to accomplish such transfer, including but not limited to the provision of any required notices to customers in respect of the Liabilities and the Account Loans. Seller shall supply Buyer with such information and records in its possession and control relating to the Liabilities and the Account Loans as Buyer may reasonably request, including, but not limited to, periodic portfolio reports and computer tapes setting forth current account information in machine-readable format and any information required for inclusion in all applications to regulatory authorities necessary to consummate the transactions contemplated by this Agreement. Further, Seller shall assist to facilitate a smooth transfer of information from Seller's processing system to Buyer's processing system.

          (k) Retirement Plan Accounts - Prior to the Closing Date, Buyer shall designate a successor trustee or custodian, which may be Buyer ("Successor Trustee/Custodian"), as to any IRA or Keogh plan account constituting Liabilities and the parties will cooperate with the Successor Trustee/Custodian. Seller will transfer the trusteeship/custody of all such IRA and Keogh plan accounts to the Successor Trustee/Custodian on the Closing Date, subject to the Successor Trustee's/Custodian's written acceptance of its duties as Successor Trustee/Custodian in form and substance acceptable to Seller and to the extent permitted by the documentation

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governing each IRA and Keogh Plan. Seller shall be responsible for all federal, state and local income tax reporting for such IRAs and Keogh plan accounts for the period of time ending on the Closing Date and the Successor Trustee/Custodian shall be responsible for such reporting thereafter. In the event that any customer should object to the transfer of any IRA or Keogh plan account to the Buyer herein, then such account will be transferred as directed by said customer and the purchase price herein shall be adjusted accordingly.

          1. Holds and Stop Payments - Holds or stop payment orders that have been placed by Seller on particular Liabilities or on individual checks, drafts or other instruments that are transferred to Buyer as Liabilities shall be continued by Buyer under the same terms. Seller shall deliver to Buyer on the Closing Date a schedule of such holds or stop payment orders.

          m. ATM Cards, ACH Transactions and Returned Checks - Seller and Buyer agree that the issues and requirements related to ATM cards, ACH transactions and returned checks cannot be resolved as of the date of this Agreement and both Seller and buyer hereby agree that each shall diligently and in good faith resolve such issues and adopt such procedures as are mutually acceptable. An Operations representative from Seller and Buyer respectively shall communicate and shall cooperate to achieve the foregoing.

                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          Seller represents and warrants to Buyer that:

          (a) Corporate Organization and Standards - Seller is a savings association duly organized and validly existing under the laws of the United States; has the corporate power and authority to own and operate its properties and to conduct its business as a savings association in the manner in which it is presently being conducted; and has the corporate power and authority

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to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement.

          (b) Corporate Authority and Authorization - The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby have been duly authorized by all necessary corporate action to be taken on the part of Seller; and upon execution and delivery, this Agreement and each of such other documents and instruments will be valid and binding obligations of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, laws affecting the rights of creditors of financial institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (FDIC) and to general principles of equity, whether considered in a proceeding at law or in equity.

          (c) No Violation - The execution and delivery of this Agreement and of the other instruments and documents contemplated hereby do not and will not conflict with, violate, breach or cause a default under the (i) Charter or Bylaws of Seller, (ii) any material agreement or other instrument to which Seller is a party or by which it is bound, or (iii) any order, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Seller is bound; or (iv) any law, ordinance, rule or regulation of any governmental authority as such laws, ordinances, rules or regulations related to the conduct of Seller's business, except in the case of clauses (ii),
(iii) and (iv) above, for any conflict, violation, breach or default that, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" shall mean: A substantial change in the business presently conducted by Seller at the Branch Office or its ability to conduct such business at the

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Branch Office in substantially the same manner as presently conducted as of the date of the Agreement.

          (d) Deposit Insurance - The deposit accounts of Seller are insured by the FDIC to applicable limits and no action is pending or, to the knowledge of Seller, threatened with respect to the termination of such insurance.

          (e) Good and Marketable Title to Operating Assets - Seller has good and marketable title to the Operating Assets free and clear of all liens, claims, charges, security interests and encumbrances other than (i) liens of current taxes not yet due, and (ii) such imperfections of title, encumbrances or easements, if any as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present or proposed use thereof. Seller has not undertaken any construction or improvements on the premises leased pursuant to the current Lease which would give rise to any mechanics', materialmen's or other liens which Buyer would be required to discharge.

          (f) Operating Assets - All Operating Assets to be conveyed or assigned by Seller are conveyed or assigned "as-is" and without further representation or warranty other than that all such Operating Assets are appropriate for the purposes intended and Seller agrees to maintain the Operating Assets through the Closing Date, ordinary wear and tear excepted.

          (g) Regulatory Approvals - Seller has all approvals, authorizations, consents, permits, licenses and orders of the Office of Thrift Supervision ("OTS") required for the business conducted by Seller at the Branch Office. Other than compliance with 12 C.F.R. ss. 563.22, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from any governmental or regulatory authorities of the United States or any state in connection with the

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execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

          (h) No Litigation - There are no actions, proceedings or, to the knowledge of Seller, investigations pending or threatened against or affecting Seller (or any basis therefor known to Seller) which, if decided adversely, would have a Material Adverse Effect or would have the effect of enjoining or impairing the ability of Seller to consummate the transactions contemplated by this Agreement.

          (i) Broker's Fees - Other than FINPRO, Inc., Seller has not retained or otherwise engaged any third party agent or broker, or agreed to pay any fee or commission to any such person or entity in connection with or with respect to the transactions contemplated by this Agreement. Seller is solely responsible for the payment of any fees or commissions to FINPRO, Inc.

          (j) Accounts Loans - Each Account Loan is a legal, valid and binding obligation of the borrower, secured by the related Liability in accordance with Seller's underwriting standards as disclosed to Buyer, has been originated and serviced in all material respects accordance with all applicable laws, regulations and orders, and is authorized under applicable laws, regulations and orders to be transferred by Seller to Buyer hereunder. Seller, to the best of its knowledge, is not subject to any liability for violations of any applicable law, regulation or order with respect to any such Account Loan arising out of actions or events occurring prior to the Closing Date or the transfers contemplated hereby. Seller is the sole owner of each Account Loan free and clear of all liens, claims, security interests, charges and encumbrances.

                                  ARTICLE VIII

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

          Buyer represents and warrants to Seller that:

          (a) Corporate Organization and Standing - Buyer is a New York State Banking Association duly organized and validly existing under the laws of the State of New York; it has the corporate power and authority to own and operate its properties and to conduct its business as a bank in the manner in which it is presently being conducted, and it has the corporate power and authority to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement.

          (b) Corporate Authority, Due Authorization; Execution and Delivery - The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby have been duly authorized by all necessary corporate action to be taken on the part of Buyer; and, upon execution and delivery, this Agreement and each of such other documents and instruments will be valid and binding obligations of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyances, fraudulent transfers or other similar laws relating to or affecting the enforcement of creditors' rights generally, laws affecting the rights of creditors of financial institutions the deposits of which are insured by the Federal Deposit Insurance Corporation
(FDIC) and to general principles of equity, whether considered in a proceeding at law or in equity.

          (c) No Violation - The execution and delivery of this Agreement and of the other instruments and documents contemplated hereby do not and will not conflict with, violate, breach or cause a default under the Charter or Bylaws of Buyer, or any agreement or other instrument to which Buyer is a party or by which it is bound, or any order, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Buyer is bound; or result in the creation of any lien, charge or encumbrance upon the assets of Buyer or any part thereof; or constitute a violation by Buyer of any law, ordinance, rule or regulation of any governmental authority as such laws, ordinances, rules or regulations relate to Buyer or the conduct of its business.

          (d) Deposit Insurance - The deposit accounts of Buyer are insured by the FDIC to applicable limits and no action is pending or, to the knowledge of Buyer, threatened with respect to the termination of such insurance.

          (e) No Broker - Buyer has not retained or otherwise engaged any third-party agent or broker or finder or agreed to pay any fee or commission to any such person or entity in connection with or with respect to the transactions contemplated by for or on account of this Agreement.

          (f) Regulatory Approvals - Other than as required by Bank Merger Act, the FDIC and the New York State Banking Department, no notices, reports or other filings must be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from any governmental or regulatory authorities of the United States or any state in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer. Buyer has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

                                   ARTICLE IX

                                    COVENANTS
                                    ---------

          (a) Access to Records and Properties - Upon the execution of this Agreement, Seller shall provide Buyer, its agents, attorneys, accountants and employees access upon at least twenty-four (24) hours notice during normal business hours to the premises and records of the

Branch Office in order to conduct such additional investigation of the business of the Branch Office and the Operating Assets and Liabilities, to be transferred pursuant to this Agreement, and to the collateral and documents related thereto, that Buyer deems necessary or appropriate, provided that such inspection shall not disrupt or unduly interfere with the conduct of Seller's business and such access shall be subject to Seller's normal security procedures. Seller will furnish to Buyer copies of such documents and information with respect to the Assets and Liabilities, and the business, properties and personnel of the Branch Office as Buyer shall from time to time reasonably request. The foregoing shall be coordinated by senior personnel of Seller and Buyer. Nothing in this section shall be deemed to require Seller to breach any obligation of confidentiality.

          (b) Ordinary Course of Business - Between the date hereof and the Closing Date, Seller shall not engage in any transaction related to the Branch Office outside the ordinary course of business of the Branch Office as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement. Seller will not change the terms of the Liabilities or materially increase the rate paid on the Liabilities other than changes made in the ordinary course of business consistent with past practice or changes to conform with Seller's practices to those of Buyer.

          (c) Preservation of Business - From the date hereof until the Closing Date, Seller will use commercially reasonable best efforts to obtain and retain deposit accounts and to maintain all other customer and business relations at the Branch Office in the ordinary course consistent with past practices. Seller agrees to use commercially reasonable best efforts to preserve its business operation as conducted at the Branch Office intact , and to preserve for the Buyer the goodwill of its customers; and to exercise reasonable efforts to cooperate with and assist Buyer in assuring the orderly transition of such business from Seller to Buyer. Nothing in this section shall be construed as requiring Seller to engage in any activity or effort outside the ordinary course of business as presently conducted.

          (d) Buyer and Seller Regulatory Applications - With Seller's cooperation as provided herein, Buyer shall promptly prepare and file within thirty (30) days after the date of this Agreement with the New York State Banking Department and the FDIC, and any other regulatory agency all applications or notices necessary for the carrying out of the transactions contemplated by this Agreement, shall publish or distribute such notices as may be required under the Bank Merger Act or otherwise and shall exercise its best efforts to obtain approvals of all such applications. Buyer shall promptly provide Seller with copies of all filed applications. Seller shall prepare and file such applications to OTS or other regulatory agencies as may be required to effect the transaction,

          (e) Use of Seller's Name - Buyer agrees that after the Closing Date the name of Seller shall not be used in any manner in connection with the operation of the Branch Office without the express, prior written consent of Seller. Buyer shall not state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

          (f) Cooperation - Neither Seller nor Buyer shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to it in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein provided to be performed by it and to cause all the conditions precedent to consummation to be satisfied.

          (g) Taxes, Utilities, Etc. - Seller shall pay and discharge all taxes, general and special assessments, rents, utilities and other charges of every description which may be levied on or assessed against the Operating Assets and which are payable before the Closing Date and shall not sell, lease or encumber the Operating Assets from the date hereof through the Closing Date.

In addition, Seller shall maintain insurance with respect to the Operating Assets and the Branch Office against losses, liabilities and risks of such types and in such amounts at least equal to their respective net book values or such greater amounts as are customarily carried by depository institutions, for the period prior to the Closing Date.

          (h) Condition of Operating Assets - Seller shall keep, or cause to be kept, in good repair the Operating Assets. All Operating Assets purchased by Buyer under this Agreement are purchased as is, without any warranty, either expressly written or otherwise implied, as to use or performance of the Operating Assets after the Closing Date.

          (i) Inability to Comply with Covenants - Seller, on the one hand, and Buyer on the other shall from time to time, as promptly as possible, give or cause to be given to each other written notice of any information that may become known to it indicating that it may be impossible to satisfy all conditions precedent to Closing hereunder or which, if known on or before the date of this Agreement, would have been subject to disclosure or render any representation herein inaccurate.

          (j) No Solicitation - From the date of execution of this Agreement until the earlier of the Closing Date or termination of this Agreement, Seller shall not actively solicit any agreement, negotiation or discussion or enter into any agreement, negotiation or discussion with any party other than Buyer regarding the sale, assignment, transfer or other disposition of the Assets or the assumption of the Liabilities

          (k) Return of Information - In the event that the transactions contemplated hereby are not consummated for any reason, Buyer agrees that it will return, or cause to be returned, to Seller all information obtained in connection with the transactions contemplated by this Agreement and shall not, except as otherwise required by law, disclose or use such information in the conduct of Buyer's business.

          (1) Employee Matters - Buyer agrees to offer employment to Seller's employees at such employee's current base salary subject to completion of satisfactory interviews with Buyer and in compliance with Buyer's standard hiring practices. Buyer is not assuming, nor shall it have responsibility whatsoever for the continuation of or any liability under or in connection with
(i) any employment contract, collective bargaining agreement, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options or other forms or incentive compensation or post-retirement compensation or benefits which are entered into or maintained, as the case may be, by Seller; (ii) any "employee benefit plan" as defined in
Section 3(3) of ERISA which is subject to any provision of ERISA and is maintained, administered or contributed to by Seller or any affiliate of Seller;
(iii) any withholding or payroll taxes or penalty related thereto; (iv) any employee benefits of Seller; or (v) any other employment-related obligation arising as a result of actions by Seller or any affiliate thereof subsequent to the Closing Date. This Agreement is not intended to create and shall not create any contractual or legal rights in or enforceable by any employee of Seller. Buyer agrees to obtain prior approval of Seller of any written or oral communications to any employee thereof concerning the subject matter of this Section, which approval shall not be unreasonably withheld. This Article IX(l) of this Agreement may be amended or terminated without liability to any employee of Seller.

                                    ARTICLE X

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                -------------------------------------------------

          The obligation of Buyer to carry out the transactions contemplated by this Agreement are subject to the fulfillment (or waiver in writing by Buyer), on or prior to the Closing Date, of each of the following conditions:

          (a) Regulatory Approvals - Buyer and Seller shall have received all applicable and required governmental and regulatory approvals, including, but not limited to, that of the New

York State Banking Department, FDIC, OTS and Federal Trade Commission or Department of Justice, as applicable, with respect to the transactions contemplated by this Agreement; all applicable waiting periods relating thereto shall have expired; and Buyer and Seller shall have complied fully with all conditions of such approvals which can be complied with at or prior to the Closing Date (all such approvals and the expiration of such waiting periods, hereinafter the "Regulatory Approvals").

          (b) Accuracy of Representations and Warranties - In all material respects, the representations and warranties of Seller shall be true and correct on the Closing Date and Seller shall not have breached any of its covenants under this Agreement and shall have complied in all material respects with all of its obligations under this Agreement. The Chief Executive Officer and the Chief Financial Officer of Seller shall deliver a certificate on the Closing Date to such effect.

          (c) Delivery by Seller - Buyer shall have received a duly executed Bill of Sale and Assignment of Assets of Seller conveying the Assets in substantially the form set forth in Exhibit F hereto and Seller shall have executed the Assignment and Assumption Agreement in substantially the form set forth in Exhibit G hereto.

          (d) Delivery of Schedules - Seller shall have delivered to Buyer Exhibits B, B-1, C, D and E certified by an officer of Seller as complete and correct, listing the Liabilities, Contractual Obligations, Operating Assets and Account Loans, as of the dates specified in Article I.

          (e) Delivery of Lease - Buyer shall have received on the Closing Date a fully executed original Lease for the Branch Office in the form annexed which Lease shall have been assigned by Seller and consented to by Landlord and as set forth in Exhibit H.

          (f) Opinion of Seller's Counsel - Buyer shall have received the opinion of counsel for Seller in satisfactory form substantially as set forth in
Exhibit I hereto.

          (g) No Governmental Action - No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of any of the transactions contemplated by the Agreement.

          (h) Condition of Branch Office - Between the date hereof and the Closing Date, there shall have been no material damage to or destruction or condemnation of the Branch Office.

          (i) No Material Adverse Effect - Between the date hereof and the Closing Date, there shall have occurred no Material Adverse Effect in the operations or business of the Branch Office other than any such change which is a result of changes in general economic conditions which affect the banking industry as a whole.

          (j) Delivery of Records - On or prior to the Closing Date, to the extent in Seller's possession, Seller shall deliver to Buyer the Records, and other files, documents, papers, and records as shall be reasonably necessary to conduct a banking business at the Branch Office and to administer the Assets and the Liabilities or as Buyer shall reasonably request.

          (k) Delivery of Certificate - Buyer shall have received a certificate from Seller, signed by a duly authorized officer thereof, stating that all conditions set forth in this Article X have been fulfilled.

                                   ARTICLE XI

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER
              -----------------------------------------------------

          The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject to the fulfillment (or waiver in writing by Seller) on or prior to the Closing Date, of each of the following conditions:

          (a) Regulatory Approvals - Seller and Buyer shall have received all Regulatory Approvals Approvals; Seller and Buyer shall have complied fully with all reasonable conditions of such approvals which can be complied with, at, or prior to, the Closing Date; and all applicable waiting periods related thereto have expired.

          (b) Accuracy of Representations and Warranties - The representations and warranties of Buyer shall be true and correct in all material respects on the Closing Date and Buyer shall not have breached any of its covenants under this Agreement and shall have complied in all material respects with all of its obligations under this Agreement. The Chief Executive Officer and Chief Financial Officer of Buyer shall deliver a certificate on the Closing Date to such effect.

          (c) No Governmental Action - No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of any of the transactions contemplated by the Agreement.

          (d) Delivery by Buyer - Buyer shall have executed and delivered the Assignment and Assumption Agreement in substantially the form set forth in Exhibit G hereto.

          (e) Opinion of Buyer's Counsel - Seller shall have received the opinion of counsel for Buyer in satisfactory form substantially as set forth in Exhibit J hereto.

          (f) Delivery of Buyer's Certificate - Seller shall have received a certificate signed by a duly authorized officer of Buyer stating that all conditions set forth in this Article XI have been fulfilled.

                                   ARTICLE XII

                                    INDEMNITY
                                    ---------

          (a) Indemnification by Seller - Seller agrees to indemnify and hold Buyer harmless for a period of two (2) years following the Closing Date against any and all losses, liabilities, expenses, claims or damages, including reasonable attorneys' fees and expenses, resulting from any third party claim based upon (i) any material breach of Seller's representations and warranties contained in Article VII, (ii) any material breach or failure to perform any agreement or covenant required to be performed by Seller pursuant to this Agreement, (iii) actions or omissions by Seller on or before the Closing Date with respect to the Liabilities, employee-related matters and the Branch Office, and (iv) any material breach or failure by Seller on or before the Closing Date to perform any agreement or covenant required to be performed by Seller pursuant to the Contracts set forth on Exhibit C to this Agreement.

          (b) Indemnification by Buyer - Buyer agrees to indemnify and hold Seller harmless for a period of two (2) years following the Closing Date against any and all liabilities, expenses, claims or damages, including reasonable attorneys' fees and expenses, resulting from any third party claim based upon
(i) any material breach of Buyer's representations and warranties contained in
Article VIII, (ii) any material breach or failure to perform any agreement or covenant required to be performed by Buyer pursuant to this Agreement, (iii) actions or omissions by Buyer after the Closing Date with respect to the Liabilities, employee-related matters and the Branch Office and (iv) any material breach or failure by Buyer after the Closing Date to perform any agreement or covenant required to be performed by Buyer with respect to the contracts set forth on Exhibit C to this Agreement.

          (c) Procedures to Indemnification - Any party claiming indemnification hereunder (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt written notice of any claim which may give rise to indemnification hereunder; provided, however, that any failure promptly to give such notice shall not affect the Indemnified Party's rights hereunder except to the extent that such failure shall adversely affect the Indemnifying Party or its rights hereunder. The Indemnified Party shall afford the Indemnifying Party the opportunity, at its sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) both parties mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both Buyer and Seller, and in the reasonable judgment of counsel to the Indemnified Party, representation of both parties by the same counsel would be inadvisable due to actual conflicts of interest between them.

                                  ARTICLE XIII

                               FURTHER ASSURANCES
                               ------------------

          Each party will execute and deliver all additional documents or instruments reasonably requested by the other party to farther evidence or assure the sales, transfers and assignments contemplated by this Agreement or to be used in any application or notice to be filed with applicable regulatory authorities. In the event of any dispute between either party and a holder of a liability or loan assumed or purchased by Buyer under this Agreement, each party shall cooperate with and make its records available to the other to the extent reasonably requested.

                                   ARTICLE XIV

                        CONDUCT OF BUSINESS AFTER CLOSING
                        ---------------------------------

          (a) Liabilities - As of the Closing Date, all of the Liabilities described on Exhibit B and Exhibit B-1 and as set forth on the Closing Statement shall become the accounts of Buyer of the same amount, terms, rate and maturity. All other Deposit Accounts of Seller shall remain accounts of Seller.

          (b) Non-Compete Provisions

                (1) After the execution of this Agreement, Seller will use its best efforts to avoid causing customers of the Branch Office to transfer all or part of their business to another financial institution and Seller will not otherwise solicit business from such customers.

          (2) For a period of twelve (12) months from the Closing Date, Seller covenants and agrees not to directly target or solicit deposits from any persons within the Market Areas as hereinafter defined.

          (3) For a period of twelve (12) months from the Closing Date, Seller will not open a deposit taking or loan production office or install an ATM or supermarket branches or any other deposit taking facility in any of the Market Areas as hereinafter defined.

          (4) Notwithstanding anything contained herein, the provisions of this Paragraph (b) shall not limit the right of Seller to advertise or solicit banking business from the public generally or from customers at other branches of the Seller.

          (5) Market Areas for purposes of the foregoing Paragraph (b) shall be the entire area of the City of Yonkers, County of Westchester.

                                   ARTICLE XV

                                  MISCELLANEOUS
                                  -------------

          (a) Payment of Expenses - Except as otherwise provided in this Agreement, Buyer and Seller shall pay their own expenses in connection with the transactions contemplated hereby.

          (b) Termination of Agreement - Notwithstanding any other provision of this Agreement, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing Date as follows:

          (1)      By mutual written consent of the Buyer and Seller.

          (2) By written notice of either Buyer or Seller if the transactions contemplated hereby are not consummated on or before January 31, 2002 or such later date mutually acceptable to the parties.

          (3)      By written notice of either Buyer or Seller if:

                   (A) Any representation or warranty made herein by the other party or in any exhibit hereto or in any application, report, certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect when made or furnished to the extent it has a Material Adverse Effect on Buyer or Seller as the case may be; or

                   (B) If the other party shall default in any material respect in the performance or observance of any covenant, agreement, provision, or duty hereunder which requires the defaulting party to take or to omit from taking action hereunder and such default shall not be remedied within thirty (30) days after receipt of written notice from the other party; provided that termination pursuant to this provision shall not relieve the breaching party of liability for such breach or otherwise. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach.

          (4) By written notice of either Buyer or Seller at any time after any governmental agency has denied or revoked any Regulatory Approval required to be obtained pursuant to this Agreement. Provided, however, that the imposition of reasonable conditions by any regulatory agency shall not be deemed a denial or revocation of the approvals required to be obtained pursuant to this Agreement.

          (c) Effect of Termination - Upon any such termination as described in
Article XV(b) above, neither Buyer nor Seller shall have any liability or obligation hereunder to the other, except as follows:

                   (1) Each party will return all documents, work papers and other materials and any and all copies thereof received from the other party relating to the transactions contemplated hereby;

                   (2) All information received by either party hereto with respect to the business of the other party or its subsidiaries (other than information which is a matter of public record or whose disclosure may be required by applicable law) shall be held in confidence and not disclosed to any other person or entity or used by either party for their own business operations;

                   (3) Buyer shall return promptly after such termination any and all lists of customers of Seller or other materials in its possession or control which identify customers of Seller, and shall not use any information obtained by Buyer in connection with this Agreement or the transactions contemplated herein to solicit in any manner any of Seller's customers or otherwise to interfere with the conduct of Seller's business or the value of its assets or operations; and

          (d) All notices or other communications provided for or required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage paid) as follows:

          If to Seller:

                   Fourth Federal Savings Bank
                   The Fourth Federal Building
                   325 Hamilton Avenue
                   White Plains, New York 10601-1715

          Copy to:

                   Kent M. Krudys
                   Christina M. Gattuso
                   Muldoon, Murphy & Faucette, LLP
                   5101 Wisconsin Avenue, N.W.
                   Washington, D.C. 20016

          If to Buyer:

                   Union State Bank
                   100 Dutch Hill Road
                   Orangeburg, New York 10962
                   Attention: Robert E. Blackburn, General Counsel
                   Copy to: Steven T. Sabatini, Chief Financial Officer

          Additional Copy to:

          (e) Public Announcements - No party to this Agreement shall make, issue or release any public announcement, statement or acknowledgement of the existence of, or reveal the terms, conditions or the status of, the transactions provided for herein without first attempting to the extent reasonably possible and in all cases with regard to written matter, to clear such announcement, statement, acknowledgement, or revelation with the other party, provided that Buyer or Seller may make any such release or announcement which in the opinion of counsel for Seller or Buyer, as the case may be, is necessary or appropriate to comply with applicable law.

The parties hereto agree that they will not unreasonably withhold, condition or delay any such clearances.

          (f) Assignment - This Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other.

          (g) Survival of Representations and Warranties - The representations, warranties and covenants made by Seller and Buyer set forth in this Agreement shall survive the Closing Date for one (1) year after the Closing Date.

          (h) Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of New York, to the extent not governed by federal law.

          (i) Severability - If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, such judgment shall not impair any other provision hereof.

          (j) Counterparts - This Agreement, including all exhibits referred to herein and made a part hereof, may be executed in duplicate, each of which shall be a valid and binding original, but all of which taken together shall constitute one and the same instrument.

          (k) Entirety of Agreement - This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No modification or termination of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any provision of this Agreement shall be deemed to be, or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                     FOURTH FEDERAL SAVINGS BANK

                                 BY:
                                     ------------------------------
                                     KENNETH A. MARTINEK, PRESIDENT
                                     AND CHIEF OPERATING OFFICER

                                     UNION STATE BANK

                                 BY: /S/ STEVEN T. SABATINI
                                     ------------------------------
                                     STEVEN T. SABATINI, SENIOR EXECUTIVE
                                     VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

                                Index to Exhibits

A. Identification of Branch Office

B. Identification of Six Percent Liabilities

B-1. Identification of Three Percent Liabilities

C. Contractual Obligations and Copies of Related Documents

D. Operating Assets

E. Identification of Account Loans

F. Bill of Sale and Assignment of Assets

G. Assignment and Assumption Agreement

H. Executed copy of Lease for the Branch Office

I. Form of Seller's Counsel's Opinion

J. Form of Buyer's Counsel's Opinion

                                    EXHIBIT A

                                  BRANCH OFFICE


2500 Central Park Avenue
Yonkers, New York

                                    EXHIBIT B

                             SIX PERCENT LIABILITIES

The following is a summary of certain Liabilities to be assumed consisting of various accounts at the Yonkers branch as of June 6, 2002. Detailed lists of Liabilities are attached as Exhibit B(a) and Exhibit B(b). The Liabilities to be assumed shall not include brokered deposits, loan hold back accounts, overdrawn accounts, dormant accounts, other wholesale deposits and Affiliate Deposits** ("Excluded Deposits").

NDA Liabilities (per attached Exhibit B(a))                 $ 1,597,249.00

Savings Account Liabilities (per attached Exhibit B(b))     $15,245,806.50
                                                            --------------
                                                            $16,843,055.50







----------
**Affiliate Deposits are hereby defined as those deposits maintained at the Branches and owned by related entities of Seller including correspondent banks, subsidiaries, employees, officers, directors or major shareholders or entities in which Seller has an interest greater than ten (10%) percent.

                                   EXHIBIT B-1

                            THREE PERCENT LIABILITIES

The following is a list of certain Liabilities to be assumed consisting of various accounts at the Yonkers branch as of June 6, 2002. The Liabilities to be assumed shall not include brokered deposits, loan hold back accounts, overdrawn accounts, dormant accounts, other wholesale deposits and Affiliate Deposits** ("Excluded Deposits").











----------
** Affiliate Deposits are hereby defined as those deposits maintained at the Branches and owned by related entities of Seller including correspondent banks, subsidiaries, employees, officers, directors or major shareholders or entities in which Seller has an interest greater than ten (10%) percent.

                                    EXHIBIT C

                           CONTRACTUAL OBLIGATIONS AND
                           COPIES OF RELATED DOCUMENTS

There are two service contracts in place relating to the Branch attached hereto.

          1. Prop Mechanical, Inc. - HBAC Service Agreement
          2. ATM Service Agreement





                            P R O P MECHANICAL, INC.
               Air Conditioning, Heating, & Refrigeration Service
                    P.O. Box 141, Albertson, New York, 11507
                  16 McKinley Avenue, Albertson, New York 11507
                        (516)877-PROP * Fax(516)877-7772


Fourth Federal Bank                                           September 4, 2001
325 Hamilton Avenue
White Plains, NY  10601

Attn: David Wong                             Re: HVAC Service Agreement Renewal
                                                 2500 Central Park Ave., Yonkers

Dear Mr. Wong,

Enclosed is the renewal of your Service Agreement offered by Pop Mechanical, Inc. for the above referenced location.

If you wish to accept this renewal agreement, please sign both copies and return to us together with your check.

Let your equipment be our responsibility.

We hope that you will give us the opportunity to show you how much we appreciate your valued business. Please feel free to call to discuss any questions you may have.


                                                 Very truly yours, PROP
                                                 MECHANICAL, INC.

                                                 /s/ Clement P. Schuerlein
                                                 -------------------------------
CS:kv                                            Clement P. Schuerlein
                                                 President

                            P R O P MECHANICAL, INC.
               Air Conditioning, Heating, & Refrigeration Service
                    P.O. Box 141, Albertson, New York, 11507
                  16 McKinley Avenue, Albertson, New York 11507
                         (516)877-PROP * Fax(516)877-7772
                                SERVICE AGREEMENT

Name   Fourth Federal Bank Attn: David Wong
       -------------------------------------------------------------------------
Street 325 Hamilton Avenue                City White Plains, NY    Zip  10601
       ---------------------------------       ------------------       -------

                            LOCATION (S) OF EQUIPMENT

Name   Fourth Federal Bank (914) 779-1430
       -------------------------------------------------------------------------
Street 2500 Central Park Avenue           City Yonkers, NY          Zip 10710
       ---------------------------------       -------------------      -------

                               EQUIPMENT COVERED:

         (1) 2 ton Amaua rooftop unit (ATM area)
--------------------------------------------------------------------------------
         (2) 10 ton Lennox rooftop unit (Main area)
--------------------------------------------------------------------------------



PROP MECHANICAL INCORPORATED (Prop) agrees to furnish and the Customer agrees to accept this "Service Agreement" on the air conditioning equipment listed above at the location(s) indicated, subject to and upon the following terms and conditions:

1. Term. This agreement shall continue for a period of one (1) year from the date hereof.

2. Services Furnished. The following "Prop service" is designed to keep your air conditioning units in normal operation and will be furnished to the extent Prop deems necessary:

(a) Performing examinations with respect to all functioning components of your equipment, and in connection therewith, making necessary or indicated adjustments, lubrications and cleaning of operating parts:

(b) Repairing or replacing fuses, refrigerants or other parts and materials required for the efficient operation of your air conditioning system, as are necessitated by normal wear and tear only, and for no other cause. You agree to pay us for the costs of any parts or materials used in any such repairs or replacements, and we agree to provide at our expense the labor necessary to make such repairs and replacements. Where the cost of such parts for materials exceed Two Hundred and Fifty ($250.00) Dollars, unless required for emergency repairs, we shall first obtain your written authorization before furnishing same:

(c)  Supplying lubricants to assure efficient performance of your equipment:

(d) (Specify any other services:) Provide and change filters six times a year.
                                  ----------------------------------------------

--------------------------------------------------------------------------------

3. Price. The charge for this service shall be $834.00 plus applicable taxes $68.80 for one (1) year payable in 1 installments of $902.80 in advance.

Prop may in its sole and uncontrolled discretion, withhold service where the payments required hereunder are in arrears, without being liable for any damage, direct or consequently, resulting from its refusal to render the services required hereunder.

4. Type of Labor and Materials Used. In performing the maintenance services required hereunder, Prop shall endeavor to use trained and adequately supervised personnel, and to the extent available, those manufactured parts which are warranted against defects in workmanship and materials by the manufacturer thereof.

5. Services not Included. (A) Prop assumes no responsibility for painting, scraping, rehabilitating, refinishing or cleaning the internal structure or external trim, unless specifically stated above. Prop's obligation to examine, lubricate, adjust, repair or replace equipment is strictly limited to the terms of air conditioning equipment enumerated above. No other work or service on Prop's part is included or intended unless specifically set forth above. (B) Labor for replacing major components such as compressors, condensers, evaporators, heat exchangers, shaft & bearings, etc. All major component replacements will be quoted separately. (C) Repairs necessitated by a preexisting condition. (D) Water treatment for circulating systems.
     (E) missing text here!! (F) Refrigeration recovery, leak checking, labor and (missing text here!!)

6. Overtime and Emergencies. All maintenance service is to be performed during regular working hours of regular working days (8:00 A.M. to 4:30 P.M., Monday to Friday, inclusive), unless otherwise specified. Examinations and repairs requiring overtime or emergency adjustment call-back service are not included in this agreement, and in the event Prop makes any emergency maintenance service in periods outside of regular working hours of regular working days, you agree to pay Prop a sum equal to the difference between regular and overtime labor at the regular billing rate for bonus time. Such overtime charges shall not be less than two hours for one man for Saturdays and a full day for Sundays

7. Additional Services and Charges Therefor. Prop further agrees, but solely in its discretion:

(a) To make such other replacements or repairs to the air conditioning equipment as your may request:

(b) To install new attachments on the air conditioning equipment as recommended or directed by Governmental authorities or insurance companies:

(c)  To make replacements mentioned herein with parts of a different design.

     You agree to compensate Prop for such additional services on the basis of Prop's then applicable list price for the materials used and it's the applicable billing rate for labor, such billing to be made on a progress basis payable net ten days after date of invoice.

8. Liability of Negligence. Nothing in this agreement shall be construed to mean that Prop assumes any liability on account of injuries to persons or to property, except those directly due to the negligent acts or omissions of Prop's employees. Your own responsibility for accidents to property or to persons while being in or about the air conditioning installation referred to above is in no way affected by this agreement.

     Moreover, Prop does not assume the risk of loss resulting from water damage, nor is Prop liable for any damage, direct or consequential, that may be due to its inability for any cause to supply personnel or parts within a reasonable time after your request therefor, Prop is not responsible for damage to ceiling tiles in order to perform its service.

9. Excused from Performance. Prop shall be excused from the performance of its obligations hereunder and shall not be responsible or liable for any loss, damages (including consequential damages), detention, or delay resulting from accidents, strikes, lockouts, fire, freezing, flood, explosion, theft, lightning, vandalism, abnormal use of equipment, failure of power supply, blown fuses, windstorm, earthquake, floods, storms, riot, civil commotion, malicious mischief, Act of God or any cause beyond the reasonable control of Prop, whether or not the same is herein specified.

10. Cooperation of Users. It is understood that your representatives and employees shall at all times cooperate with employees of Prop to the best of their ability but without being required to undertake or assist in any of the duties and responsibilities undertaken herein by Prop. To provide Prop servicemen ready access to the equipment and use of common building maintenance tools, such as ladders.

11. Airborne Contaminants. Since Prop has no control over the contaminants airborne or otherwise that may enter the water-cooled or air-cooled condensers, Prop assumes no responsibility for damage, direct or consequential, resulting from any clogging, corrosion, scaling, or other deleterious action. Prop does undertake, however, to supply the labor necessary to clean the sludge and other materials from water strainers which interfere with the operation of the air conditioning system listed above.

12. Insurance. Prop carries Workmen's Compensation, Pubic Liability, and Property Damage Insurance for your protection. This agreement when signed by you and by an authorized representative of Prop shall constitute a binding contract between us. All prior representations or agreements, whether written or verbal, not incorporated herein, are hereby superseded and this contract may not be changed or modified in any manner except by a writing signed by the parties hereto. This agreement is subject to cancellation by either party on the anniversary date or with 30 days written notice.

13. Before the starting date of this Service agreement, all existing equipment covered under this agreement must be brought up to proper working order. All labor required will be billed at the current service rate.

                                         Respectfully submitted,
                                         PROP MECHANICAL, INC.

                                         By: /s/ Clement P. Schuerlein
ACCEPTED                                    ------------------------------------
                                         Authorized Representative

Fourth Federal Savings Bank              Clement P. Schuerlein
---------------------------------
     (Name of Company)                   President

By:   /s/ Dave Wong
   ------------------------------
      Maintenance Manager                EFFECTIVE DATE OF CONTRACT
   ------------------------------
            (Title)                      From: 10/28/01  To: 10/28/02

                                    EXHIBIT D

                                OPERATING ASSETS

                                  SEE ATTACHED

FOURTH FEDERAL SAVINGS BANK                                               Page 9
--------------------------------------------------------------------------------

     ------------------------
           Fixed Assets
     ------------------------

      Name                                 Acquired Value      Net Book Value
      -----------------------------------------------------------------------
      Eastman Kodak Microfilmer              $  4,509.00    $      -
      Eastman Kodak Microfilmer and Rder        9,822.60           -
      Steel Legal Fire Files                      264.41           -
      File Data Cabinet                           229.71           -
      Tiffany Stand                               248.97           -
      8 Drawer Check File                         580.92           -
      10 Melrin Phones                          5,287.10           -
      Check File Guides                           937.80           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray Guest Chair                            250.39           -
      Gray HI Back Chair                          356.14           -
      Gray HI Back Chair                          356.14           -
      Gray Secretary's Chair                      234.52           -
      Merlin Phone System                       3,974.14           -
      Saf Lettrer Board Rate Sign                 271.39           -
      Bill Ely Art Work                           550.00           -
      Alliance Paper Shedder                    1,077.09           -
      Clerical Desk                               341.99           -
      Clerical Desk                               342.00           -
      Card File                                   600.79           -
      Merlin Feeder Box/Now                       777.08           -
      Alliance Table Top Burster                1,185.34           -
      Inmac Printer Stand                         210.22           -
      Black Walnut Desk                           371.00           -
      Corp-Legal File Cabinet                     218.76           -
      Power Shred 410 Shedder                   4,075.61           -
      Gray HI Back Chair                          215.42           -
      Gray HI Back Chair                          215.42           -
      Gray Side Chair                             162.37           -
      IBM Wheelwriter Typewriter                  833.53           -
      Security Camera                             611.61           -
      2500 Central Ave Lease Buy Out           62,000.00      7,706.22
      ATM Security System Improve               7,254.79        901.73
      200 Ampere Board                          2,000.00        248.63
      Diebold Safe                             13,637.84           -
      Tiffany Stand                               215.42           -
      2500 Central Ave Renovation             218,500.00     27,312.48
      Non Illuminated Sign                      5,596.53        699.58
      Security System                           8,400.20        369.40
      2500 Central Ave Renovation               2,888.03           -
      Bandit Barrier                           10,198.23           -
      Merlin Plus System                        1,573.78           -
      Platform Desk                               573.72           -
      Platform Desk                               573.72           -
      Platform Desk with Return                   790.24           -
      HP Pax 900                                  920.13           -
      SynOptics 2813-04                         1,214.34           -
      Time Lapse VCR & B/W Monitor              2,710.85           -
      Glory Currency Counter                    1,369.36           -
      IBM 10R Plus Laser Printer                1,766.02           -
      Branck Lan-Yonkers                        6,770.98           -
      Interbold IX-Series 1072 Walk-Up ATM     46,062.54           -
      Air Conditioner Motor                     1,014.58           -

--------------------------------------------------------------------------------
           Confidential

FOURTH FEDERAL SAVINGS BANK                                              Page 10
--------------------------------------------------------------------------------

      Name                                    Acquired Value  Net Book Value
      ----------------------------------------------------------------------
      Slimline-100 Mhtz 14" Video 540 HD         2,086.95          243.48
      Slimline-100 Mhtz 14" Video 540 HD         2,086.95          243.48
      Slimline-100 Mhtz 14" Video 540 HD         2,086.95          243.48
      Magtek ATM Card Pin Machine                2,018.86          235.54
      Craden DP6 Passbook Printer                2,273.25          265.21
      Craden DP6 Passbook Printer                2,273.25          265.21
      Craden DP6 Passbook Printer                2,273.25          265.21
      Craden DP6 Passbook Printer                2,273.25          265.21
      Craden DP6 Passbook Printer                2,273.25          265.21
      Video Security Cameras                     2,687.71          313.57
      Interior Signage-Rate Board                 2463.77          287.45
      TrippLite 450 Smart UPS                     31 1.40           90.82
      EDC Terminal - Printer/Imprinter             671.18          195.75
      Acer P233 MMX                                854.10          249.11
      Acer P233 MMX                                854.09          249.11
      Novell Y2K Patches                           924.46          431.42
      Diebold Y2K Software                       2,110.88          985.07
      Acer P233 MMX                              1,188.05          554.42
      AcerPower PII-266                          1,188.04          554.42
      AcerPower PII-266                          1,188.04          554.42
      5 Ton A/C Compressor                       2,438.88        1,138.14
      5 Ton A/C Compressor                       1,952.29          911.07
      400W Metal halide fixtures                 2,662.95        1,242.71
      VHS Security System                        2,360.82        1,573.89
      Merlin Phone System                        5,810.53        3,873.69
      Security System Monitor                    1,337.86          891.91
      VHS Security System                        4,946.59        3,297.73
      Kodak Desktop 2 Microfilmer                2,404.24        2,083.68
      ----------------------------------------------------------------------
      Total                                  $ 494,897.33       59,008.45


     ------------------------
          BRANCH STAFFING
     ------------------------
                                                Staff
                                   -------------------------------
                                        Title            Salary
                                   ----------------    -----------
                                   1 Teller            $   16,120
                                   1 Head Teller           18,616
                                   1 Asst. Manager         26,300
                                   1 Branch Manager        40,436
                                   -------------------------------
                                                       $  101,472

                                    EXHIBIT E

                         IDENTIFICATION OF ACCOUNT LOANS

                                  SEE ATTACHED

                                       Exhibit E    Account Loans (1)
           ACCT NBR     OB AT D-L-A  HOLD AMOUNTS RATE INT  UNCOL  INT ACCRUD CREDIT LIMIT
           USED BALANCE  ACCOUNT BALANCE  AVAILABLE BALANCE
           20003364      2 54 051502          0.00 14.250      0.00       9.85       2,000
             1,144.53          1,144.53            855.47
           20004578      2 54 051502          0.00 14.250      0.00       1.28         342
               144.31            144.31            197.69
           20004602      2 54 060402          0.00 14.250      0.00       0.00       2,000
               436.64            436.64          1,563.36
           20004610      2 54 060701          0.00 13.250      0.00       0.00       2,000
                  .00               .00          2,000.00
           20004750      2 54 051002          0.00 14.250      0.00       4.07         500
               474.43            474.43             25.57
           20005328      2 54 060701          0.00 13.250      0.00       0.00       2,000
                  .00               .00          2,000.00
           20005393      2 54 070301          0.00 13.250      0.00       0.00         500
                  .00               .00            500.00
           20005880      2 54 050902          0.00 13.250      6.18       4.26       5,000
               540.73            540.73          4,459.27
           20005906      2 54 030802          0.00 13.250      1.27       0.00         500
                 1.27              1.27            498.73
           ----------                         -----------                          -------
TOTALS      $2,741.91                          $12,100.09                          $14,842
           ==========                         ===========                          =======

                                    EXHIBIT F

                      BILL OF SALE AND ASSIGNMENT OF ASSETS

          THIS BILL OF SALE AND ASSIGNMENT OF ASSETS ("Bill of Sale") is made as of the__________ day of __________ 2002 by FOURTH FEDERAL SAVINGS BANK, a federally chartered savings association ("Seller").

          WHEREAS, Seller, and Union State Bank, a New York State Banking Association ("Buyer"), entered into an Asset Purchase and Liability Assumption Agreement, dated __________ 2002 ("Purchase Agreement"), which, among other things, provides that Buyer will purchase from Seller and Seller will sell, assign and transfer to Buyer all of Seller's right, title and interest in and to the Operating Assets and the Account Loans (unless otherwise indicated, capitalized terms used herein shall have the same meaning as defined in the Purchase Agreement), each as more particularly set forth in the Purchase Agreement; and

          NOW, THEREFORE, and in consideration of the payment by Buyer pursuant to the terms of the Purchase Agreement of the purchase price for the Operating Assets, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement and pursuant to the terms thereof, Seller does hereby sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to the Operating Assets (all as more fully described in Exhibit A hereto, which is incorporated by reference thereto and made a part hereof);

          Buyer acknowledges the receipt of all documents, instruments and agreements pertaining to the Operating Assets. Seller hereby agrees, from and after the date hereof upon the reasonable request of Buyer, to execute such other documents or instruments in order to obtain the full benefit of this Bill of Sale. An updated and finalized Exhibit A shall be attached hereto on the Closing Date.

          Nothing in this Bill of Sale, express or implied, is intended or shall be construed to confer upon any person or entity other than Buyer any remedy or claim, and all the terms and conditions of this instrument shall be for the sole and exclusive benefit of Buyer and its successors and assigns.


                                            FOURTH FEDERAL SAVINGS BANK

ATTEST:                                 By:
        --------------------------          ---------------------------------
        ASSISTANT SECRETARY




                                            UNION STATE BANK

Attest:                                 By:
        --------------------------          ---------------------------------
        ASSISTANT SECRETARY                 THOMAS E. HALES, PRESIDENT and
                                            CHIEF EXECUTIVE OFFICER

                                    EXHIBIT G

                       ASSIGNMENT AND ASSUMPTION AGREEMENT



          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made this __________ day of __________ 2002 by and between UNION STATE BANK, a New York State Banking Association ("Buyer"), and FOURTH FEDERAL SAVINGS BANK, a Federally Chartered Savings Association ("Seller"),

                                   WITNESSETH:

          WHEREAS, Seller and Buyer have entered into the Asset Purchase and Liability Assumption Agreement dated __________ 2002, (the "Purchase Agreement"), which, among other things, provides for (i) the sale, transfer, assignment, and conveyance to Buyer of certain of the assets owned by Seller and used in connection with the operation and maintenance of certain Branch Office of Seller as set forth in Exhibit A to the Purchase Agreement (the "Branch Office"), (ii) the assignment by Seller of the Liabilities as set forth in Exhibits B-1 and B-2 to the Asset Purchase and Liability Assumption Agreement (unless otherwise indicated, all capitalized terms as used herein shall have the same meanings as set forth in the Purchase Agreement) to Buyer and the assumption of payment by Buyer of all liability of Seller existing on the Closing Date for the Liabilities, and (iii) the assignment to and assumption by Buyer of certain other contractual obligations.

          NOW, THEREFORE, in consideration of the premises and in accordance with the terms and conditions of the Purchase Agreement and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Seller and Buyer agree as follows.

          1. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer and Buyer hereby purchases, accepts, assumes and receives from Seller and agrees to discharge and pay the duties, liabilities and obligations of Seller set forth in this Section 1 which are to be performed after the date hereof:

                   (a) All Liabilities of Seller set forth on Exhibit A to the Asset Purchase and Liability Assumption Agreement hereto; and

                   (b) The contractual obligations set forth on Exhibit B to the Asset Purchase and Liability Assumption Agreement hereto.

          2. Other than as set forth in Section 1 of this Agreement, Buyer is not assuming and shall not be responsible, or deemed to be responsible, for paying or discharging any other liability or obligation of Seller.

          3. The rights and obligations of the parties hereto with respect to the subject matter of this Assignment and Assumption Agreement shall be set forth or referred to in the Asset Purchase and Liability Assumption Agreement.

          4. Seller and Buyer agree to execute such further agreements and documents as may be necessary or appropriate to effectuate the purposes of this Agreement.

          5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permissible assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.


                                            FOURTH FEDERAL SAVINGS BANK

ATTEST:                                 By:
        --------------------------          ---------------------------------
        ASSISTANT SECRETARY




                                            UNION STATE BANK

Attest:                                 By:
        --------------------------          ---------------------------------
        ASSISTANT SECRETARY                 THOMAS E. HALES, PRESIDENT and
                                            CHIEF EXECUTIVE OFFICER

                                    EXHIBIT H

                                COPY OF LEASE FOR
                                THE BRANCH OFFICE

                               AGREEMENT OF LEASE

                                 By and Between

                   ACKLINIS ASSOCIATES ...............Landlord


                                       AND

             FOURTH FEDERAL SAVINGS AND LOAN ASSOCIATION OF NEW YORK

                   PREMISES: YONKERS, NEW YORK Central Avenue



 Dated: As of 1/10/89

                                      INDEX

                                                                Page
                                                                ----
ARTICLE I                Term, Renewal Option and
                             Construction                        3
ARTICLE II              Rent, Additional Rent and
                             Other Charges                       5
ARTICLE III              Use, Operation and Maintenance          9
ARTICLE IV               Indemnity & Insurance                  12
ARTICLE V                Damage - Destruction                   15
ARTICLE VI               Condemnation                           17
ARTICLE VII              Changes and Alterations
                             by Tenant                          19
ARTICLE VIII             Mechanic's Liens                       20
ARTICLE IX               Lawful Use; Surrender of the
                             Demised Premises;
                             Inspection of the
                             Demised Premises                   21
ARTICLE X                Assignment and Subletting              22
ARTICLE XI               Subordination                          24
ARTICLE, XII             Default Provisions -
                         Conditional Limitation                 25
ARTICLE XIII             Limitation of Landlord's
                             Liability                          29
ARTICLE XIV              Invalidity of Particular
                             Provisions                         30
ARTICLE XV               Certificate of Tenant                  30
ARTICLE XVI              Notices                                31
ARTICLE XVII             Cumulative Remedies
                             No Waiver - No Oral Change         32
ARTICLE XVIII            Quiet Enjoyment                        32
ARTICLE XIX              Waiver of Jury Trail                   33
ARTICLE XX               sign Provisions                        33
ARTICLE XXI              Miscellaneous                          34

          AGREEMENT OF LEASE, made as of the 10th day of January, 1989, by and between ACKLINIS ASSOCIATES (hereinafter the "Landlord"), a New York partnership, having an office at 43rd floor, 888 Seventh Avenue New York, New York 10106, and FOURTH FEDERAL SAVINGS AND LOAN ASSOCIATION OF NEW YORK having an office at 1355 First Avenue, New York, New York 10021 (hereinafter the "Tenant").

                              W I T N E S S E T H
                              -------------------

          Landlord is the tenant by Assignment from S. Klein Department Stores, Inc., dated July 5, 1983, under a certain Ground Lease dated May 9, 1958 between Vioe Realty Corp., as landlord (the "Overlandlord"), and S. Klein Department Stores, Inc., as tenant, a short form of which was recorded in the Office of the Clerk of Westchester County (Division of Land Records) on June 17, 1958, in Liber 5812 of Deeds at page 24, and which lease was heretofore modified by two agreements, both dated June 24, 1958, and by agreements dated April 13, 1959, June 24, 1959, November 25, 1964, April 24, 1969, December 1, 1972, July
17, 1975, November 5, 1975, and as of November 23, 1976, collectively the "Overlease", (a copy of which was furnished Tenant, and is deemed to be part hereof as though incorporated in full) covering the premises described therein.

          Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, for the term, at the rental, and subject to the provisions herein set forth, certain store premises, containing approximately 2,000 square feet of enclosed building, with approximate dimensions of 25 feet in frontage by 80 feet in depth, as shown cross-hatched on Exhibit "A" annexed hereto and made a part hereof (the store premises hereinafter referred to as the "Demised Premises", and the entire premises Demised to Landlord as tenant under the Overlease being hereinafter referred to as the "Shopping Center", all as shown on Exhibit "A-1"). All measurements of depth are made from the outside of the front exterior wall to the outside of the rear exterior wall, and measurements of width are made from center to center of shared interior walls; provided however that a wall not shared is measured from outside its exterior.

          TOGETHER WITH:

          The right, in common with Landlord, other tenants of Landlord and their customers, employees and invitees to the use by Tenant and Tenant's customers, employees and invitees of the "Common Areas" of the Shopping Center, as hereinafter defined, for the purposes of pedestrian and vehicular access, ingress and egress to and from Central Park Avenue, and the parking of cars, subject to such reasonable non-discriminatory rules and regulations as Landlord may from time to time impose. The "Common Areas" shall be those portions of the Shopping Center intended for use of all tenants, including parking areas, roadways, driveways, entrances, exits, landscaped areas, loading areas, ramps, sidewalks, steps, malls, promenades, lighting and drainage facilities, utility lines, pipes and installations of every kind serving the buildings in the Shopping Center. Landlord may exclude the "buffer zone" shown on Exhibit A-1, or any part thereof, from the Common Areas. Landlord reserves full right to use portions of the Shopping Center for future construction with the effect of withdrawing such areas from the Common Areas, provided such use does not materially interfere with access to or visibility of the Demised Premises. Landlord agrees with Tenant that, subject to the provisions of Article VI, during the term of this Lease, the Common Areas shall contain not less than the number of parking spaces required pursuant to applicable zoning regulations in effect from time to time.

          SUBJECT TO:

          1. The terms, covenants and conditions of the overlease,

          Tenant, having received a true copy of said Overlease, acknowledges and accepts the fact that this Lease is subject to all of the terms thereof.

          2. Liens, encumbrances, easements, reservations, covenants and conditions, of record provided same do not prohibit Tenant's use.

          3. All federal, state and local laws, ordinances, rules and regulations affecting the Demised Premises including but not limited to zoning regulations and ordinances now existing, or hereafter enacted, by any applicable governmental authority in which the Demised Premises lie.

          4. Any state of facts a physical inspection of the Shopping Center, the Demised Premises or the Common Areas would disclose.

          5. Landlord represents and warrants to Tenant that; (i) it has full right and authority to enter into this Lease for the full term hereof; and (ii) the overlease is in full force and effect, and Land lord has received no notice of default thereunder, and is presently in full compliance with all terms, conditions and covenants of the Overlease.

          This Lease is made upon the foregoing and following terms, provisions, conditions and limitations, and the parties respectively covenant and agree as follows:

                                    ARTICLE I

                      Term, Renewal Option and Construction
                      -------------------------------------

          Section 1.1 The term of this Lease shall commence on January 10, 1989 (the "Term Commencement Date"), and shall expire at midnight on the last day of the month in which the tenth anniversary of the Term Commencement Date shall occur (the "Lease Term"); subject to earlier termination as herein elsewhere provided. Tenant shall commence paying rent on March 11, 1989 (the "Rent Commencement Date").

          Section 1.2 Provided this Lease then be in full force and effect and Tenant shall not be in default beyond the expiration of any applicable grace period hereunder, Tenant shall have the option to extend the term of this Lease for one (1) additional term of five (5) years, commencing at the end of the then existing term, upon the same terms and conditions hereof, except: (i) as hereinafter provided with respect to Fixed Rent, and (ii) that Tenant shall have no further option to renew or extend the term hereof. The option to extend may be exercised by Tenant by giving notice to Landlord not later than twelve (12) months prior to the expiration of the term then existing. In the event such notice of exercise shall not be given as aforesaid, Tenant shall be deemed to have waived and forfeited all rights to extend the term of this Lease. The annual Fixed Rent for the first option term shall be at $32.70 per square foot (i.e. $65,400.00) for the first two years six-months of the option term, and $35.70 per square foot (i.e. $71,400.00) for the final two years six months of the option term.

          Section 1.3 Notwithstanding the provisions of Section 1.1, in the event that Landlord is delayed, by reason of any strike, labor dispute, fire or other casualty, or for any other reason which is beyond Landlord's reasonable control or which is not reasonably foreseeable, in having the present occupant vacate the Demised Premises and in delivering possession thereof to Tenant on January 10, 1989, Landlord shall have no liability to Tenant on account of such delay and the Term Commencement Date shall be deferred until vacant possession of the Demised Premises is delivered to Tenant by Landlord.

          Section 1.4 Within thirty (30) days after the Rent Commencement date Tenant, upon the request of Landlord, shall execute and deliver to Landlord, without charge a written declaration duly acknowledged: (i) ratifying this Lease; (2) confirming the Commencement and Expiration dates of the Lease Term; and (3) confirming the Rent Commencement Date.

          Section 1.5 Tenant has been given full opportunity to inspect and examine the Demised Premises, and has so inspected and examined them to its complete satisfaction, and thus does hereby accept them in their present "as is" condition as of the date hereof, and as at the Term Commencement Date.

          Section 1.6 All betterments and improvements in or upon the Demised Premises, made by either party (except Tenant's personal property, stock in trade, furniture and furnishings, signs and trade fixtures provided at Tenant's expense - collectively "Tenant's Personal Property") including, without limitation, all lighting fixtures, heating, ventilating and air conditioning equipment and all pipes, ducts, conduits, wiring, paneling, partitions, railings and the like shall remain upon and be surrendered with the Demised Premises as a part thereof at the expiration or sooner termination of the Lease Term, and shall become the property of Landlord at such time, provided, however, with respect to any alterations Tenant may make, Landlord may elect to have all or portions thereof removed by Tenant (which election, shall be made by Landlord, not less than five (5) days prior to the expiration or sooner termination of the Lease Term), and Tenant shall repair any damage such removal may cause.

                                   ARTICLE II

                    Rent, Additional Rent, and other Charges
                    ----------------------------------------

          Section 2.1 (A) Fixed Rent and Additional Rent (as hereinafter defined) shall be payable to Landlord at the address hereinabove first set forth, or to such address as Landlord may from time to time otherwise designate, in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, without any counterclaim, set-off or deduction whatsoever, and without any prior demand therefor.

          (B) "Additional Rent" shall be deemed to consist of all sums of money which shall become due from and payable by Tenant hereunder (excluding Fixed
Rent), including but not limited to Tenant's Tax Charge, Tenant's Common Area Charge and any other payments made by Landlord on behalf of Tenant or otherwise payable by Tenant hereunder. If Tenant defaults in the payment of Additional Rent, Landlord shall have the same remedies as for a default in the payment of Fixed Rent.

          Section 2.2 Tenant shall pay to Landlord during the Lease Term commencing on the Rent Commencement Date the Fixed Rent as hereinafter set forth in equal monthly installments, in advance, on the first day of each and every calendar month throughout the balance of the Lease Term. In the event the Rent Commencement Date is other than the first day of a calendar month, the Fixed Rent (as well as all Additional Rent and other charges and sums reserved hereunder) for the portion of the then current calendar month shall be prorated and shall be paid immediately upon the Rent Commencement Date. The Fixed Rent commencing on the Rent Commencement Date is as follows:

                (i) For the first three years of the term figured from the Term Commencement Date: $25.00 per square foot, for an annual rental of $50,000.00, payable in equal monthly installments of $4,166.67 each;

                (ii) For the next three years of the term figured at $27.00 per square foot, an annual rental of $54,000.00, payable in equal monthly installments of

                           $4,500.00 each; and

                (iii) For the balance of the term: $30.00 per square foot, for an annual rental of $60,000.00, payable in equal monthly installments of $5,000.00 each.

          Section 2.3 If Tenant shall fail to pay any Fixed Rent or Additional Rent, after the same became due and payable, such unpaid amounts shall bear interest at a rate of 2% above the prime rate set by Chemical Bank, but in no event more than the highest legal rate, from the due date thereof to the date of payment of the default rent.

          Section 2.4 Landlord agrees to pay, before they become delinquent, all real estate taxes and special assessments lawfully levied or assesed against the Shopping Center; however, Landlord may, at its expense, contest and dispute the same and in such case the disputed item need not be paid by Landlord until finally adjudged to be valid. Tenant agrees to pay to Landlord throughout the term of this Lease, as additional rent within fifteen (15) days after written demand from the Landlord, and at least ten days prior to Landlord's due date, its pro rata share of all real estate taxes lawfully levied or assessed against the shopping Center (land, building and improvements). Landlord's demand shall be accompanied by a copy of the tax bill(s) for the Shopping Center, together with a computation as to the amount of Tenant's pro rata share. For the purposes of this Section and Section 2.5, Tenant's pro rata share is .652% and is based upon the ratio which the ground floor square feet of the premises leased to Tenant (i.e., 2,000 square feet) bears to the leaseable ground floor square feet of all buildings (including the Demised Premises, i.e., 306,700 square feet), as the same may be increased front time to time in the Shopping Center and Tenant's pro-rata share shall be reduced accordingly. In the event any proceeding is instituted for the reduction of assessed valuation which results in a refund of taxes, Tenant shall be entitled to its pro rata share (less any expenses in connection therewith), including any refund after the termination of this Lease relating to a period prior to such termination. Tenant's share of taxes for the first and last years of the term of this Lease which are not within a fiscal period of the taxing authority, shall be equitably adjusted. As used herein "real estate taxes" shall include but shall not be limited to, betterment and other assessments, water and sewer rents, if any, and other charges and/or otherwise levied, assessed or imposed, general or special, ordinary or extraordinary, for land or improvements.

          Section 2.5 Additional Rent - Common Area Maintenance Costs.

          (A) The term "Common Area Maintenance Costs" shall mean the cost paid or incurred for the operation, maintenance and repairs of the Common Areas, and of any installations therein or thereon, including, without limitation, cleaning, snow and ice removal; planting, replanting and replacing flowers and landscaping; maintaining and cleaning sidewalks and curbs; maintenance and repair of utility systems; premiums for liability, fire (including all additional and extended coverages thereunder) and workmen's compensation insurance; salaries (including employee benefits) of employees performing service in connection with the Shopping Center; management fees; unemployment taxes; social security taxes, personal property taxes, if any; sales and use taxes on material and equipment; supplies; operation of loudspeakers and other equipment, if any; supply of music to the Common area or any part thereof; policing, security, and patrolling the Common Areas (including costs relating to controlling traffic thereto and/or therefrom); reasonable straightline depreciation of movable equipment (and rental thereof) used in the operation; repair and maintenance of the Common Areas, but in any such case without duplication as to depreciation charges on any such movable equipment (as to the rental of such movable equipment,

Landlord agrees to rent such equipment only if the rental thereof will, in the good faith judgment of Landlord, be less expensive to Tenant than depreciation on owned equipment would be in assessing common area maintenance costs to Tenant); and other similar direct costs properly chargeable to such operation, but excluding (i) real estate taxes and assessments applicable to the Common Areas; (ii) salaries of employees of Landlord above the level of the Shopping Center Manager, (iii) the cost of alterations incurred for the re-leasing of premises; and (iv) debt service.

          (B) During the Lease Term, Tenant shall pay to Landlord as additional rent, Tenant's pro rata share (i.e., presently .652%, as defined in Section 2.4) of the Common Area Maintenance Costs. Landlord shall in the first instance, and prior to the beginning of each Calendar Year, estimate Tenant's pro rata share of the Common Area Maintenance Costs for each year and shall give notice thereof to Tenant. Tenant shall be required to pay Landlord on the first day of each calendar month during such year, one-twelfth of the annual estimated pro rata share for such year. Within ninety (90) days after the end of each Calendar Year, Landlord shall furnish to Tenant a statement ("Landlord's Statement") in reasonable detail of the actual Common Area Maintenance Costs paid or incurred by Landlord for said year, and thereupon there shall be an adjustment between Landlord and Tenant. In the event (a) the aggregate of Tenant's monthly contributions in any year shall be less than the Tenant's actual annual pro rata share as shown on Landlord's Statement, Tenant Shall pay the Landlord the difference within ten (10) days from receipt of Landlord'S Statement, or (b) the aggregate of Tenant's monthly contributions are in excess of Tenant's actual annual pro rata share, the amount of such excess shall be credited against Tenant's common area contribution for the next ensuing year.

          Section 2.6 Tenant agrees to pay all charges for heat, air conditioning, water, gas, electricity, sprinkler charges and other utilities used in its; operations in the Demised Premises. Landlord shall provide separate meters to measure such utilities, and Tenant shall pay the charge therefor directly to the utility company, excepting electricity as hereinafter set forth. Landlord shall submeter electric power and Tenant agrees to purchase same from Landlord, who covenants that the charge therefor shall be no greater than if Tenant were to purchase same directly from the utility company.

          Section 2.7 Landlord reserves the right to interrupt any of the foregoing services when necessary by reason of accident, damage by the elements, strikes, laws, orders or regulations, or any other reason beyond the control of Landlord, and Landlord's sole responsibility or liability in the event of interruption in the supplying of any such services shall be to use its reasonable efforts to repair or restore the same as promptly as reasonably possible.

                                   ARTICLE III

                         Use, Operation and Maintenance
                         ------------------------------

          Section 3.1 Tenant agrees: (A) To use the Demised Premises, and operate therein under the name Fourth Federal Savings and Loan Association, solely for any use permitted to a federal savings and loan association (the "Permitted Use") and for no other use or purpose; and (B) Except when, and to the extent that, as elsewhere in this Lease provided, the Demised Premises may be untenantable by reason of damage by fire or other casualty, to continuously and uninterruptedly occupy and use during the Lease Term the entire Demised Premises for the Permitted Use, and to conduct Tenant's business therein in a reputable manner; to remain open for business during all normal and customary banking hours; to keep the display windows, If any, and all signs well lighted during such hours and days that the Common Areas are lighted by Landlord; to keep and maintain the Demised Premises and Tenant's Personal Property and signs therein or thereon, and the exterior and interior portions of all windows, doors and all glass or plate glass, in a neat, clean, sanitary and safe condition; to apply for, secure, maintain and comply with all licenses or permits which may be required for the conduct by Tenant of the Permitted Use, and to pay, if, as and when due, all required license, permit fees and charges of a similar nature; and (C) To store all trash and refuse in appropriate containers within the Demised Premises so as not to be visible to the public, and to attend to the daily disposal thereof in the manner and by the agency designated by Landlord; to utilize any compactor installed by Landlord and pay Tenant's pro rata share of the operating cost thereof, including Tenant's pro rata share of the cost of removal of such compacted garbage by an independent collector designated by Landlord and whose prices shall be competitive, to keep all drains inside the Demised Premises open; and to receive and deliver goods and merchandise only in the manner and areas and at times reasonably designated by Landlord, and (D) To cooperate with Landlord in complying with any local, state or federal laws, rules or regulations concerning environmental protection, and to such end, from time to time and without cost or delay, upon Landlord's request Tenant shall complete documents dealing with the nature and conduct of its business.

          Section 3.2 Tenant shall comply with all laws and requirements of all governmental authorities applicable to the Demised Premises, excluding the requirement of making structural changes to the Demised Premises, unless required by reason of Tenant's use. Notwithstanding the foregoing, Tenant may, in good faith (and wherever necessary, in the name of, but without expense to, Landlord, and having secured Landlord to its reasonable satisfaction by cash, securities or a surety company bond against loss or damage), contest the validity or application in whole or in part, of any such legal requirements; and, pending the final determination of such contest, may postpone compliance therewith, but not so as to subject Landlord to any fine or penalty or to prosecution for a crime, or to cause the Demised Premises, or any part thereof, to be placed in danger of forfeiture, sale or condemnation.

          Section 3.3 (A) Tenant shall keep the Demised Premises and improvements in good and substantial order and repair at the sole cost and expense of Tenant, and shall make all repairs, renewals and replacements necessary to that end, except for repairs expressly required to be made by Landlord as hereinafter provided.

          (B) Landlord shall, at its own cost and expense make all necessary structural repairs and replacements to the building of which the Demised Premises forms a part, including the roof and exterior walls (excluding store front, signs, window glass, plate glass and all doors and door frames), exterior pipes and equipment, and foundation; excepted from the foregoing obligations are (i) any repairs or replacements to alterations or improvements made by Tenant, and (ii) any repairs or replacements required by reason of the negligence of Tenant, its agents or employees, unless, however, if such damage is covered by Landlord's insurance, then Landlord will either make the repairs or give Tenant such insurange proceeds to effect the repairs. As used herein, the expressions "roof" and "exterior walls" do not include roof top heating and/or air conditioning units which service the Demised Premises exclusively, repair and replacement of which are Tenant's responsibility.



          Section 3.4 Tenant shall not permit (i) the extermination of vermin to be performed in, on or about the Demised Premises except by a person or company, if any, approved by Landlord; or (ii) laundry accumulated in Tenant's operations or on the Demised Premises to be collected and serviced except by the person or company, if any, designated or approved by Landlord; or (iii) window cleaning or janitorial services or any other cleaning or maintenance service in or for the Devised Premises, or on the exterior of the Demised Premises to be performed except by its own employees or an outside person or company designated or approved by Landlord during reasonable hours designated from time to time for such purposes by Landlord; in each of the aforesaid Landlord designated services, the prices to be charged shall be competitive.

                                   ARTICLE IV

                              Indemnity - Insurance
                              ---------------------

          Section 4.1 Tenant agrees to protect, indemnify and save harmless Landlord and the Overlandlord from time to time, from and against any and all claims, demands and causes of action of any nature whatsoever, and any expenses (including reasonable attorneys' fees and disbursements) incident to defense of Landlord or therefrom, for injury to or death of persons or loss off or damage to property (i) occurring on the Demised Premises, or (ii) in any manner growing out of or connected with Tenant's use and occupancy of the Demised Premises, or the condition thereof, or (iii) occurring anywhere on the Shopping Center if caused by or resulting from any act, omission or negligence of Tenant, or anyone claiming under Tenant; provided that with respect to clauses (i) and (ii) above, Tenant shall not be liable or obligated under this Section 4.1 if the events described are caused by, or result from, the negligence of Landlord or Overlandlord, or anyone claiming under either thereof.

          Section 4.2 Tenant shall also maintain for the mutual benefit of Landlord, Tenant and the Overlandlord, as their respective interests may appear, insurance against claims for personal injury or property damage, under a policy of general public liability insurance of not less than Five Hundred Thousand/Three Million ($500,000/$3,000,000) Dollars in respect of bodily injury or death, and Fifty Thousand ($50,000) Dollars for property damage. The parties recognize that in certain cases under Article 5 (A) of the Overlease, the Overlandlord may effect, at its sole cost, the insurance required in this Section 4.2, in which event the Tenant shall, on demand, reimburse Landlord for Tenant's proportionate share (as determined by the insurer) of the charge therefor made by the Overlandlord to Landlord, based on the formula set forth in said Article 5(A); provided, that Landlord shall notify Tenant that the Overlandlord is maintaining such insurance as soon as practicable after it is apprised of the same.

          Section 4.3. Landlord agrees to carry fire and extended coverage insurance on the buildings located in the Shopping center, including the Demised Premises, of the type described in the Overlease to be carried by Landlord as tenant thereunder on all buildings. Such insurance shall not cover Tenant's inventory, fixtures, equipment, furnishings and installations which Tenant must separately insure at its own cost and expense. Tenant shall not permit any operations to be conducted in the Demised Premises which would cause suspension or cancellation of the fire and extended coverage insurance policies carried by Landlord. Landlord represents and warrants that the use of the Demised Premises in accordance with Section 3.1 hereof will not result in the suspension or cancellation of the aforesaid insurance policies.

          Section 4.4. All insurance provided for under this Lease shall be effected under valid enforceable policies issued by insurers of recognized responsibility, and licensed or authorized to do business in the State of New York. The original policies or certificates thereof of any insurance required to be obtained by Tenant shall be delivered to Landlord, at least fifteen (15) days prior to the Rent Commencement Date. At least ten (10) days prior to the expiration date of any policy, the original renewal policy for such insurance shall be delivered by Tenant to Landlord together with satisfactory evidence of payment of the premium on such policy. Insofar as, and to the extent that, the following provisions may be effective without invalidating or making it impossible to secure insurance coverage obtzinable from responsible insurance companies doing business in the State of New York (even though extra premiums may result therefrom), Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss, and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. In the event that extra premiums are payable by either party as a result of this provision, the other party shall reimburse the party paying the amount of such extra premium. If, at the written request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period or time as such waiver shall be effective, but nothing contained in this Section shall be deemed to modify or otherwise affect releases elsewhere herein contained for claims of either party.

          Section 4.5. That neither Landlord nor Landlord's agents shall be liable for, and Tenant waives all claims for any and all loss, cost, liability, damage and expense (including attorney's fees and disbursements), penalties and fines incurred in connection with or arising from any injury to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any of Tenant's property and/or of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or occupant of the Shopping Center or of any owners or occupants of adjacent or contiguous property) and whether occasioned by or from explosion, falling plaster, broken glass, electricity, smoke, wind, water, snow or ice being upon or coming through or from the street, roof, subsurface, skylight, trapdoor or windows, electric wiring, plumbing, dampness, water, gas, steam or other pipes or sewage, or the failure of the airconditioning or refrigeration system, or the breaking of any electric wire, the bursting, leaking or running of water from any tank, washstand, watercloset, wastepipe, sprinkler system, radiator, or any other pipe in, above, upon or about the Demised Premises or the Building, or which may at any time hereafter be placed therein, or from any other cause whatsoever, excluding, however, if any of the foregoing results from the negligence of Landlord or its servants, agents, and/or employees.

                                     ARTICLE

                              Damage - Destruction
                              --------------------

          Section 5.1. if the Demised Premises shall be damaged by fire or other cause, the damage shall be repaired by, and at the expense of, Landlord promptly and with due diligence after Landlord receives the insurance proceeds, but in all events, not more than six (6) months after the occurrence of the damage, and the rent until such repairs shall be made shall be apportioned according to the part of the Demised Premises which is usable by Tenant. Notwithstanding anything to the contrary herein, in the event the Demised Premises ate substantially damaged by fire or other causes so that the Demised Premises cannot be operated by Tenant, then the rent and additional rent (except taxes) shall be fully abated until (a) Landlord completes repairs to the Demised Premises and same may be lawfully occupied by Tenant for the purposes set forth in Section 3.1 hereof, and (b) the earlier of the date Tenant opens for business or .thirty (30) days after (a) occurs. Tenant acknowledges that Landlord is not obligated to carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment, improvements, alterations or appurtenances owned, made or installed by Tenant, and agrees that Landlord is not obligated to repair any damages thereto or replace the sane. Landlord's obligation to repair and restore the Demised

Premises is limited to the condition of the Demised Premises as it was immediately preceeding the damage. No penalty shall accrue for unavoidable delays, or any other cause beyond Landlord's control; provided, Landlord uses due diligence to complete the required repairs. Notwithstanding anything to the contrary herein, in the event the premises are substantially damaged by fire or other cause during the last two (2) years of the initial or extended term, Tenant and Landlord shall each have the right to terminate this Lease by giving thirty (30) days notice to the other party of its election to terminate this Lease, and thereupon the term of this Lease shall expire upon the date set forth in said notice, and Tenant shall surrender possession of the Demised Premises to Landlord on or before said date, and the rent and additional rent shall be apportioned and paid to said date.

          Section 5.2. If fifty (50%) percent or more of the gross leasable area of the Shopping Center shall be damaged or destroyed by fire or other cause, notwithstanding the fact that the Demised Premises may be unaffected by such occurrence, Landlord shall have the right, to be exercised by giving written notice to Tenant within sixty (60) days after said occurrence, to elect to cancel and terminate this Lease, Upon the giving of such notice to Tenant, the Lease term hereof shall expire upon the thirtieth (30th) day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord.

                                   ARTICLE VI

                                  Condemnation
                                  ------------

          Section 6.1. if, at any time during the term of this Lease there shall be a total permanent taking of the Shopping Center, or the buildings comprising same, in condemnation proceedings, or by any right of eminent domain, or police power, this Lease shall terminate on the date of vesting of title in the taking authority, and the

Fixed Rent, Additional Rent and other charges payable by Tenant hereunder shall be apportioned and paid to said date. If 50% or more of the Shopping Center is taken (whether or not the Demised Premises is affected) Landlord or Tenant may cancel this Lease on ninety (90) days notice to the other. If the Demised Premises are taken or the taking reduces parking below the amount required by the zoning regulations, and Landlord cannot replace such Demised Premises and/or the parking, then Landlord or Tenant shall, at any time prior to sixty (60) days after the date of vesting of title in and to said parking or Demised Premises, have the option of terminating this Lease upon giving written notice to the other party. Said termination shall be effective as of the date possession of the part so taken shall vest in the taking authority.

          Section 6.2. In the event of any such total taking or partial taking resulting in termination of the Lease as aforesaid, Landlord shall be entitled to receive and retain the entire a-mount of any award, except as provided in
Section 6.5.

          Section 6.3. In the event of a taking not resulting in a termination of this Lease as set forth in this Article VI, this Lease shall not be affected in any way, except as provided in Section 6.4, and Landlord shall proceed with due diligence, after receipt of the award monies, subject to unavoidable delays, to restore, repair, replace or rebuild the Demised Premises to their former condition as. nearly as may be reasonably possible. The Fixed Rent and Additional Rent provided hereunder shall abate to the extent to which the Demised Premises are no longer available to Tenant.

          Section 6.4. In the event of a partial taking of the Demised Premises not resulting in termination of this Lease, this Lease shall terminate as to the portion of the Demised Premises so taken, and the Fixed Rent and Additional Rent payable for the balance of the term of this Lease shall be equitably and proportionately reduced from the date of such taking.

       Section 6.5. Notwithstanding anything in this Article VI to the contrary, Tenant shall have the right, in connection with any taking Of all or a portion of the Demised Premises, provided such awards are made by the condemnation court (in addition to, and do not result in a reduction of any award made by it for the land and buildings taken) to claim, prove and receive such awards as may be allowed for furnishings, movable trade fixtures and other items of personalty owned by Tenant, as well as moving expenses. In no event shall Tenant, as a result of any condemnation referred to in this Article VI have or make any claim for the value of the unexpired term of this Lease which would in any way diminish Landlord's recovery.

          Section 6.6. In the event that pursuant to the Overlease, Landlord or the overlandlord shall, by reason of an event of condemnation set forth therein, have elected to terminate the overlease, this Lease shall, upon written notice to Tenant, terminate and expire as of the date the Overlease shall terminate, whether or not the event of condemnation forming the basis for said election shall involve a taking of the Demised Premises.

                                   ARTICLE VII

                        Changes and Alterations by Tenant
                        ---------------------------------

          Section 7.1. Except as specifically provided in this Article VII, tenant shall have the right to make all non-structural alterations, additions or improvements to any part of the Demised Premises without the Landlord's prior written consent. Such permitted changes and alterations shall be made in all cases subject to the following conditions, which Tenant covenants to observe and perform:

          (a) No change or alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required, all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction, and Landlord agrees to join in the application for such permits or authorizations whenever such action is necessary.

          (b) All work done in connection with any change or alteration shall be done in a good and workmanlike manner and in compliance with all laws, ordinances, orders and requirements of all federal, state and municipal governments, and the appropriate departments, commissions, boards and officers thereof. Workmen's compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant, or the Demised Premisess, and general liability and property damage insurance for the mutual benefit of Tenant and Landlord with limits of not less than those required to be carried pursuant to Section 4.2, shall be maintained by Tenant, at Tenant's sole cost and expense at all times when any work is in process in connection with any change or alteration.

          (c) Tenant shall furnish Landlord with two (2) copies of "As Built" plans within thirty (30) days after completion of any such work.

                                  ARTICLE VIII

                                Mechanic's Liens
                                ----------------

          Section 8.1 Tenant shall not suffer or permit any mechanic's liens to be filed against the Demised Premises, or the building or any part of the Shopping Center, nor against Tenant's leasehold interest in the Demised Premises by reason of work, labor, services or materials supplied, or claimed to have been supplied, to Tenant, or anyone holding any interest in the Demised Premises. If any such mechanic's lien shall at any time be filed against such property, Tenant shall, within thirty (30) days after notice of the filing thereof, proceed to cause the same to be discharged of record by payment, deposit, bond, or order of a court of competent jurisdiction. If Tenant shall fail to proceed to cause such lien to be discharged within the period aforesaid, then in addition to any other right or remedy of Landlord, Landlord nay, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Tenant shall promptly, on demand, and as Additional Rent, reimburse Landlord for all costs incurred in discharging said lien, including but not limited to reasonable attorney's fees and interest at the highest legal rate permitted in the state where the Demised Premises is located.

                                   ARTICLE IX

                 Lawful Use; Surrender of the Demised Premises:
                 ----------------------------------------------
                       Inspection of the Demised Premises
                       ----------------------------------

          Section 9.1. Tenant shall not use or allow the Demised Premises, or any part thereof, to be used or occupied for any unlawful purpose or for any dangerous or noxious trade or business, or in violation of any certificate of occupancy affecting the use of the Demised Premises. No auction, fire, bankruptcy, going out of business or similar sale will be conducted, or be advertised as being conducted, in the demised premises, without the written consent of Landlord, which shall not be unreasonably withheld, provided it is in fact a fire, bankruptcy or going out of business sale. No merchandise shall be displayed or stored outside the Demised Premises.

          Section 9.2. Tenant shall, upon the expiration or termination of this Lease, surrender the Demised Premises to Landlord without delay, in broom clean condition, and, subject to the provisions of Article V, in good order, condition and repair, reasonable wear and tear excepted. All installations, alterations, additions and improvements made to, or upon, the Demised Premises, whether made by Landlord or Tenant (except only permitted signs, trade fixtures and movable equipment installed in the Demised Premises during the term of this Lease at Tenant's cost) shall be deemed part of the Demised Premises, and, upon the expiration or earlier termination of this Lease, shall be surrendered with the Demised Premises, in the condition as aforesaid. Said signs, movable equipment and trade fixtures shall not be deemed part of the Demised Premises, and may be removed by Tenant at any time or times during the term hereof. Upon the termination of this Lease, all signs, movable equipment and trade fixtures shall be removed by Tenant, and Tenant will promptly repair and restore any damage caused by such removal. Any such property not so removed may be deemed, at Landlord's option, abandoned by Tenant, and may be removed or otherwise disposed of by Landlord at Tenant's expense, and Landlord shall have no liability therefor; provided, however, nothing herein shall be deemed to waive Tenant's obligation to remove said property.

                                    ARTICLE X

                           Assignment, and Subletting
                           --------------------------

          Section 10.1(A). If at any time after the initial four (4) years of the term hereof, Tenant desires to assign all of its interest in this Lease, or to sublet all or a portion of the Demised Premises for the then unexpired term thereof, Tenant shall so advise Landlord in writing. within sixty (60) days from the date of receipt of said notice, Landlord shall have the option to recapture all or that portion of the Demised Premises and terminate this Lease by notice to Tenant of its intention to so recapture the Demised Premises.

                      (B) Should Landlord elect to recapture all or that portion of the Demised Premises as aforesaid, the resultant termination shall be effective thirty (30) days following Landlord's notice of election to recapture the Demised Premises.

                (C) Landlord agrees not to unreasonably withhold its consent to an assignment of all (but not part) of Tenant's interest in this Lease in connection with the sale of Tenant's business, subject to the provisions set forth in Subparagraph (D) (i), (ii) and (iii) below. In such event, Landlord's right to recapture shall not apply.

                (D) In the event Landlord elects not to recapture the Demised Premises, as provided above, then in such event, Tenant shall be permitted to assign or sublet the entire or a portion of the Demised Premises for a use as permitted by this Lease, provided that: (i) the Assignee's or Sublessee's net worth at such time is the same or better than Tenant's net worth as of the date hereof; and (ii) the proposed use shall not be in conflict with any restriction contained in any of the leases Landlord has with other tenants in the Shopping Center; (iii) Tenant remains liable on the Lease; and (iv) any rent ,Tenant receives in excess of the rental herein provided shall be delivered monthly to Landlord.

          Section 10.2. In the case of any assignment or subletting permitted pursuant to Section 10.1, Tenant shall in each case comply with each of the following conditions:

          (1) A duplicate original executed copy of any such assignment or sublease shall be delivered to Landlord thirty days prior to the Commencement Date thereof, and in the case of any assignment an assumption agreement by Assignee of all obligations of Tenant thereafter arising, reasonably satisfactory in form and substance to Landlord; and

          (2) Each sublease shall provide that, in the event of cancellation of this Lease, the subtenant under said sublease shall, at the option of the Landlord, attorn to and become direct subtenant of Landlord on the same terms and conditions as are provided in said sublease, except that Landlord shall not be liable for defaults of Tenant as sublandlord occurring prior to such attornment.

          Section 10.3. Notwithstanding any provision to the contrary herein contained, Tenant may assign this Lease to a corporation in which it retains a majority stock interest without the prior written consent of Landlord.

                                   ARTICLE XI

                                  Subordination
                                  -------------

          Section 11.1. This Lease is, and all of Tenant's rights hereunder are, and shall be subject and subordinate at all times to all covenants, restrictions, easements and encumbrances now or hereafter affecting the fee title of the Shopping Center and to all ground and underlying leases, if any, and mortgages or any other method of financing in any amounts, and all advances thereon, which may now or hereafter be placed against or affect any or all of the land or the Demised Premises, or any or all of the buildings and improvements now or at any time hereafter constituting a part of or adjoining the Shopping Center, and to all renewals, modifications, consolidations, participations, replacements, spreaders and extensions thereof. The term "mortgages" as used herein shall be deemed to include trust indentures and deeds of trust, and the term "mortgagees" as used in this Lease shall be deemed to include trustees or beneficiaries under trust indentures and deeds of trust. The aforesaid provisions shall be self-operative and no further instrument of subordination shall be necessary unless required by any such ground or underlying lessors or mortgagees. Should Landlord or any ground or underlying lessors or mortgagees desire confirmation of such subordination, Tenant within ten (10) days following Landlord's request therefor, agrees to execute, acknowledge and deliver, without charge, any and all documents (in form acceptable to such ground or underlying lessors or mortgagees) subordinating this Lease and Tenant's rights hereunder. However, should any such ground or underlying lessors or any mortgagees request that this Lease be made superior, rather than subordinate, to any such ground or underlying lease or mortgage, then Tenant within ten (10) days following Landlord's request therefor, agrees to execute, acknowledge and deliver, without charge, any and all documents (in form acceptable to such ground or underlying lessors or mortgagees) effectuating such priority. In the event Tenant fails to execute, acknowledge and deliver any of such documents within ten (10) days after Landlord's request, Tenant shall be deemed to be in default under this Lease. if, in connection with the obtaining, continuing or receiving of financing for which all or any part of the Shopping Center, in whole or in part, represents collateral, any such mortgagee, trustee or lessor shall request reasonable modifications of this Lease as a condition of such financing, Tenant shall not unreasonably withhold or delay its consent thereto, provided that such modifications do not materially and adversely affect the rights of Tenant under this Lease. Upon request by Tenant, Landlord shall use reasonable efforts to obtain non-disturbance agreements from underlying lessors or mortgagees of the Shopping Center.

                                   ARTICLE XII

                   Default Provisions - Conditional Limitation
                   -------------------------------------------

          Section 12.1. In case one or more of the following events (herein called an "Event of Default") shall have occurred, and shall not have been remedied within the tine, and in the manner, hereinafter set forth:

          (a) default shall be made in the payment of the Fixed Rent, or of Additional Rent, and such default shall continue for a period of seven (7) days after written notice, specifying such default, shall have been given to Tenant; or

          (b) default shall be made in the performance of any other covenant or agreement on the part of Tenant to be performed hereunder, and such default shall continue for a period of thirty (30) days after written notice specifying such default shall have been given to Tenant; provided, however, in the case of a default which is of such a nature that it cannot, with due diligence, be remedied by Tenant within a period of thirty (30) days, so long as Tenant commences, as promptly as may reasonably be possible within said 30 days after the service of such notice, to cure the default, and thereafter to prosecute such cure with all due diligence to completion, the 30 day period aforesaid within which to remedy the default shall be extended for such period as may be necessary to cure the same with all due diligence (but in no event beyond the period granted Landlord to cure such a DEFAULT PURSUANT to the Overlease);

          (c) (i) if a receiver, trustee or liquidator of Tenant, or of all, or a substantial part of Tenant's assets, shall be appointed; or
                (ii) Tenant shall be adjudicated a bankrupt or insolvent; or
                (iii) Tenant shall make an assignment of its property for the benefit of creditors, or shall file a petition seeking reorganization or an arrangement with creditors, or seek to take advantage of any insolvency law; or (iv) an involuntary petition shall be filed against Tenant under any bankruptcy, reorganization or insolvency law, and Tenant has not proceeded to take the necessary steps to discontinue the petition within ninety (90) days from the filing thereof;

                Then, and in any of such events set forth in subparagraphs (a),
                (b) and (c) above, Landlord may, at its option, give to Tenant a notice of election to end the tern of this Lease at the expiration of ten (10) days from the date of such notice; and, if said notice is given, then at the expiration of said ten (10) days the term of this Lease and all right, title and interest of Tenant hereunder, shall expire as fully and completely as if that day were the date herein specifically fixed for the expiration of the term of this Lease, and Tenant will then quit and surrender the Demised Premises to Landlord; provided, however, that Tenant shall nevertheless remain liable to Landlord as hereinafter provided.

          Section 12.2. (A) Upon any such expiration or termination of this Lease pursuant to Section 12.1 above, or any termination by summary proceedings or otherwise, Landlord may, without further notice, re-enter upon the Demised Premises, and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant, and remove Tenant and all other persons and property from the Demised Premises, and nay have, hold and enjoy the Demised Premises, and the right to receive all rental income of and from the same.

                (B) At any time, or from time, after any such expiration or termination of this Lease, Landlord may relet the Demised Premises, or any part thereof, in the name of Landlord or otherwise, for such tern or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions as Landlord, in its uncontrolled discretion, nay determine, and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon any such reletting.

                (C) No expiration or termination of this Lease pursuant to
          Section 12.1 above, shall relieve Tenant of its liability and obligations under this Lease, and such liability and obligations shall survive any such expiration, termination or reentry. In the event of any such expiration, termination or reentry, whether or not the Demised Premises or any part thereof shall have been relet, Tenant shall pay to Landlord the rent, and all other charges required to be paid by Tenant, up to the time of such expiration or termination of this Lease; and thereafter Tenant, until the end of what would have been the term hereof in the absence of such expiration, termination or reentry, shall be liable to Landlord and shall pay to Landlord, as and for agreed upon liquidated damages resulting from Tenant's default, and not as a penalty, the equivalent of the amount of Fixed Rent and Additional Rent and charges, which would be payable by Tenant under this Lease if it were still in effect, less the net proceeds of any reletting effected pursuant to the provisions of (B) above, after deducting all of Landlord's expenses in connection therewith, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, reasonable attorneys' fees, alteration costs and expenses of preparation for such reletting.

                Tenant shall pay such liquidated damages (hereinafter "Deficiency".) to Landlord monthly, on the days on which the Fixed -'-Rent would have been payable hereunder if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise.

          Section 12.3. Tenant hereby expressly waives any and all right to redemption in case Tenant shall be dispossessed by a judgment, or by warrant of any court or judge. Tenant and Landlord each waive, and will waive, any and all rights to a trial by jury in the event that summary proceedings shall be instituted by Landlord. Tenant hereby waives the right to interpose any counterclaim in a summary proceeding or in any action based on non-payment by Tenant of Fixed Rent or Additional Rent.

          Section 12.4. If Tenant shall default in the observation or performance of any of the terms, covenants or conditions upon its part to be observed or performed under the terms of this Lease, the Landlord, after ten
(10) days' written notice, and provided Tenant has not proceeded to cure said default (except in cases of emergency, where only notice reasonable under the circumstances need be given), may, but shall not be required to, perform the same for the account and on behalf of the Tenant and, if Landlord makes any expenditure or incurs any obligations in connection with the default of Tenant, then the amount thereof shall be paid by Tenant to Landlord on demand. The term "expenditure" or "obligation", as used in this section, shall include reasonable attorneys' fees, and interest at the prime rate of Landlord's bank, on any monies advanced for, or on account of Tenant.

                                  ARTICLE XIII

                       Limitation of Landlord's Liability
                       ----------------------------------

          Section 13.1. The term "landlord" as used in this Lease shall be limited to mean, and include only, the owner or owners at the time in question of Landlord's interest in the Demised Premises, and in the event of any transfer or transfers of the title to such interest, Landlord herein named (and in case of any subsequent transfers or conveyances the then transferor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that, any funds in the hands of such Landlord, or the then transferor) at the time of such transfer, in which Tenant has an interest, shall be turned over and/or assigned to the transferee, and any amount then due and payable to Tenant by Landlord, or the then transferor under any provisions of this Lease, shall be paid to the new Landlord; and provided further, that upon such transfer, the transferee shall be deemed to expressly assume, subject to the limitations of this Article XIII, all of the terms, covenants and conditions in this Lease contained on the part of Landlord thereafter to be performed; it being intended hereby that the covenants and obligations contained in this Lease on the part of the Landlord shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during, and in respect of, their respective successive periods of ownership.

          Section 13.2. Waiver of Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the land and buildings comprising the Shopping Center of which the Demised Premises forms a part and the rentals therefrom for the collection of any judgment requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord, subject, however, to the prior rights of any ground or underlying lessor or the holder of any mortgage covering the Shopping Center. No other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim.

                                   ARTICLE XIV

                       Invalidity of Particular Provisions
                       -----------------------------------

          Section 14.1. If any term or provision of this Lease, or the application thereof, to any person or circumstance, shall to any extent to be held to be invalid or unenforceable by any court having jurisdiction hereover, the remainder of this Lease (or the application of such term or provision to persons or circumstances other than those as to which it has been held invalid or unenforceable), shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

                                   ARTICLE XV

                             Certificates of Tenant
                             ----------------------

          Section 15.1. Tenant agrees at any time, and from time to time, within ten (10) days after notice by Landlord, or any fee mortgage, to execute, acknowledge and deliver to such requesting party, a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect, as modified, and stating the modification), and the dates to which the Fixed Rent and Additional Rent has been paid; and stating whether or not to the best knowledge of Tenant, Landlord is in default in keeping, observing or performing any term, covenant, or provision, contained in this Lease and, if in default, specifying each such default; it being intended that any such statement delivered pursuant to this Section 15.1 may be relied upon by Landlord, or any prospective purchaser of Landlord's interest in the Demised Premises, or any mortgage thereof, or any assignee of any such mortgage, but reliance on such statement may not exceed to any default as to which Tenant shall have had no actual knowledge.

                                   ARTICLE XVI

                                     Notices
                                     -------

          Section 16.1. Any notice, demand or request which, under the terms hereof, or under any statute, must or may be given the parties hereto, must be in writing, by mailing the sane: (A) If to Landlord: then to Landlord at its address as set forth on page 1 hereof, to the attention of Mr. Irwin Ackerman; and, (B) If to Tenant: then to Tenant at its Demised Premises, with a copy to Tenant at 1355 First Avenue, New York, New York 10021, attention Charles Vavra, Branch Administrator. All notices given hereunder shall be made by depositing same in a United States general or branch post office, by certified or registered mail, return receipt requested. The date of delivery shall be deemed to be either (a) the date shown on the return receipt; or (b) in the event the addressee refuses delivery, then 2 days after said nailing date. If requested in writing by any mortgagee of' Landlord's interest in the Demised Premises, Tenant agrees that any notice given Landlord shall also be given contemporaneously to such mortgagee. Either party, and any mortgagee may designate by notice in writing, given as herein specified, a new or other address to which such notice or demand shall thereafter be so given or made.

                                  ARTICLE XVII

                               Cumulative Remedies
                               -------------------
                           No Waiver - No Oral Change
                           --------------------------

          Section 17.1. The specified remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative, and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled, in case of any breach or threatened breach by Tenant or Landlord, as the case may be, of any provisions of this Lease. The failure of Landlord or Tenant to insist upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver for the future of such covenant or option. No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made, unless expressed in writing, and signed by the other party. In addition to the other remedies in this Lease provided, Landlord and Tenant shall be entitled to an injunction against any violation, or threatened violation, of any of the covenants, conditions or provisions of this Lease.

          Section 17.2. This Lease contains the entire agreement of the parties, all prior understandings and agreements being merged herein, and can be modified only by an agreement in writing executed and acknowledged by Landlord and Tenant.

                                  ARTICLE XVIII

                                 Quiet Enjoyment
                                 ---------------

          Section 18.1. Landlord covenants and agrees that Tenant, upon paying the Fixed Rent, Additional Rent and all other charges herein provided fox-, and upon observing and keeping all of the covenants, agreements and provisions hereof on its part to be observed and kept, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the term hereof, without hindrance or molestation by, or from anyone claiming by, through or under Landlord, subject to the terns, covenants and conditions hereof.

                                   ARTICLE XIX

                              Waiver of Jury Trial
                              --------------------

          Section 19.1. The parties hereto waive a trial-by jury on any or all issues arising in any action or proceeding between them, or their successors, arising hereunder, or resulting from the Tenant's use or occupancy of the Demised Premises.

                                   ARTICLE XX

                                 Sign Provisions
                                 ---------------

          Section 20.1. (A) Subject to compliance by Tenant with provisions of this Lease, and with applicable laws and regulations of governmental authorities, Landlord agrees that it will not unreasonably withhold its consent to the installation by Tenant of a sign designating Tenant's name and business on the front facade of the Demised Promises, provided that any such sign must be affixed horizontal/flush to the facade of the Demised Premises. Tenant agrees to deliver, in advance of installation, a detailed drawing of any such sign for Landlord's consent. The withholding of consent shall not be deemed unreasonable for any proposed sign that includes flashing/blinking lights in its design. Tenant shall be required to maintain its; sign in good condition and repair, to remove the same at the end of the term hereof, and to promptly repair any damage caused by said removal.

                (B) Tenant shall have the option to have that certain space on the Pathmark pylon sign previously used by the former tenant, Central Avenue Camera. Such space sign shall be provided by Tenant at its cost and expense and shall be maintained by Tenant in good condition and repair.

                                   ARTICLE XXI

                                  Miscellaneous
                                  -------------

          Section 21.1. This instrument shall not be recorded by either party hereto. Each party agrees to execute, at the request of the other, a memorandum of this Lease to be recorded at the expense of the party requesting it.

          Section 21.2. Each party hereto represents that it has had no dealings with any broker or agent in connection with this Lease. Tenant agrees to indemnify and hold Landlord harmless from the claims of any broker or agent whom Tenant, and not Landlord, dealt with or employed.

          Section 21.3. The agreements herein contained shall bind and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

          Section 21.4 In consideration of Landlord's leasing the Demised

Premises to Tenant and obtaining the surrender of the prior tenant's lease, Tenant agrees to pay Landlord upon the mutual execution and delivery of this Lease the sum of Sixty Two Thousand Dollars ($62,000.00).

          IF WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the day and year first above written.


WITNESS:                                    ACKLINIS ASSOCIATES, Landlord

                                            By
-----------------------------                  ---------------------------------
                                                        General Partner


ATTEST:                                     FOURTH FEDERAL SAVINGS AND LOAN
                                            ASSOCIATION OF NEW YORK, TENANT


-----------------------------               ------------------------------------
                                                          (Title)
  VICE PRESIDENT &                          EXECUTIVE VICE PRESIDENT &
  MORTGAGE OFFICER                          CHIEF OPERATING OFFICER


                                             ACKNOWLEDGMENTS
                                             ---------------
                                                LANDLORD
                                                --------

STATE OF NEW YORK        )
                         :  ss:
COUNTY OF NEW YORK       )

          On the 22nd day of December, 1988, before me came Irwin Ackerman, to me known, who, being by me duly sworn did depose and say that he resides in New York, New York; that he is the General Partner of Acklinis Associates, the partnership described in, and which executed the foregoing instrument.


                                            ------------------------------------
                                                       Notary Public

                                                      RICHARD BERGER
                                              NOTARY PUBLIC STATE of New YORK
                                                      NO. 31-4795722.
                                               QUALIFIED IN New York County
                                             Commission Expires Oct. 31, 2989

                                     TENANT
                                     ------

STATE OF NEW YORK     )
                      :  ss.:
COUNTY OF NEW YORK    )

          On the 22nd day of December - 1988, before me personally came KENNETH A.MARTINEK, to me known, who being by me duly sworn, did depose and say that he resides at 145 Sunrise Hill Lane, Conn.; that he is the E.V.P. & C.O.O. of Fourth Federal Savings and Loan Association of New York 1355 First Ave. New York, N.Y. the corporation described in, and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

                                                        /s/ Paul Reilly
                                            ------------------------------------
                                                         Notary Public

                                                          PAUL REILLY
                                               NOTARY PUBLIC, STATE OF NEW YORK
                                                        NO. 03-4693802
                                                   QUALIFIED IN BRONX COUNTY
                                                    COMMISSION EXPIRES JAN